UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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2022	Notice of Annual Meeting and Proxy Statement

Semtech Corporation 200 Flynn Road Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 9, 2022

To Our Stockholders:

Notice is hereby given that the 2022 Annual Meeting of Stockholders of Semtech Corporation (the “Company”) will be held at the Sonesta Select Camarillo hotel, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 9, 2022 at 11:00 a.m., Pacific Time. The purposes of the meeting are to:

1.	elect ten directors nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified;

2.	consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2023;

3.	consider an advisory resolution to approve executive compensation;

4.	consider and act on a proposal to amend and restate the Semtech Corporation 2017 Long-Term Equity Incentive Plan; and

5.	transact any other business which may properly come before the 2022 Annual Meeting of Stockholders or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the 2022 Annual Meeting of Stockholders was the close of business on April 14, 2022. Holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or by proxy in order to transact business at the meeting. A list of the stockholders as of the record date will be available for inspection by any stockholder at the Company’s offices located at 200 Flynn Road, Camarillo, California 93012, during ordinary business hours beginning on May 30, 2022, and at the meeting on June 9, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2022: This Notice of Annual Meeting of Stockholders, the Proxy Statement and our Annual Report to Stockholders for fiscal year 2022, including our Form 10-K for the fiscal year ended January 30, 2022, are available at www.proxyvote.com. These materials are also available on our website at https://investors.semtech.com/ar2022 which does not have “cookies” that identify visitors to the site. Our proxy materials can be accessed without requiring the use of a control number.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2022 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials, or your proxy card or voting instruction form if you received a paper copy of the proxy materials in order to ensure the presence of a quorum.

By Order of the Board of Directors

Charles B. Ammann

Secretary

April 29, 2022

Camarillo, California

ATTENDING THE 2022 ANNUAL MEETING OF STOCKHOLDERS

For stockholders of record, the Notice of Internet Availability of Proxy Materials or proxy card is your ticket to the 2022 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2022 Annual Meeting of Stockholders.

For stockholders who hold shares through a broker, bank or other nominee, please use a copy of your latest account statement showing your investment in our common shares as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification when you reach the registration area at the 2022 Annual Meeting of Stockholders. Please note that you cannot vote your shares at the 2022 Annual Meeting of Stockholders unless you have obtained a legal proxy from the broker, bank or other nominee that holds your shares. A copy of your account statement is not sufficient for this purpose.

Semtech Corporation 2022 Proxy Statement

Semtech Corporation 2022 Proxy Statement

Special Note

Regarding Forward-Looking and Cautionary Statements

This Notice of Annual Meeting of Stockholders and Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, operating results, and liquidity. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “estimate,” “should,” “will,” “designed to,” “projections,” or “business outlook,” or other similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the uncertainty surrounding the impact and duration of the COVID-19 pandemic on global economic conditions and on the Company’s business and results of operations; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; decreased average selling prices of the Company’s products; the Company’s reliance on a limited number of suppliers and subcontractors for components and materials; changes in projected or anticipated end-user markets; export restrictions and laws affecting the Company’s trade and investments including with respect to Huawei and certain of its affiliates, and tariffs or the occurrence of trade wars; and the Company’s ability to forecast and achieve anticipated net sales and earnings estimates in light of periodic economic uncertainty, including impacts arising from Asian, European and global economic dynamics. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the Company’s Annual Report on Form 10-K, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those set forth under “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”). In light of the significant risks and uncertainties inherent in the forward-looking information included therein and herein that may cause actual performance and results to differ materially from those predicted, any such forward-looking information should not be regarded as representations or guarantees by the Company of future performance or results, or that its objectives or plans will be achieved, or that any of its operating expectations or financial forecasts will be realized. Reported results should not be considered an indication of future performance. Investors are cautioned not to place undue reliance on any forward-looking information contained herein, which reflect management’s analysis only as of the date hereof.

Except as required by law, the Company assumes no obligation to publicly release the results of any update or revision to any forward-looking statement that may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated or future events, or otherwise.

The factors noted above, and the risks included in our SEC filings, may be increased or intensified as a result of the COVID-19 pandemic. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. In addition to regarding forward-looking statements with caution, you should consider that the preparation of the consolidated financial statements requires us to draw conclusions and make interpretations, judgments, assumptions and estimates with respect to certain factual, legal, and accounting matters. Our consolidated financial statements might have been materially impacted if we had reached different conclusions or made different interpretations, judgments, assumptions or estimates.

Semtech Corporation 2022 Proxy Statement

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 9, 2022

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this Proxy Statement, which is first being sent or made available to stockholders on or about April 29, 2022. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

References in this Proxy Statement to “we,” “our,” “us” or “Semtech” refer to Semtech Corporation.

2022 Annual Meeting of Stockholders

Date and Time	Location	Record Date
Thursday, June 9, 2022 11:00 a.m., Pacific Time	Sonesta Select Camarillo hotel, 4994 Verdugo Way, Camarillo, California 93012	April 14, 2022

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2022 Annual Meeting of Stockholders to be held on June 9, 2022 (the “Annual Meeting”) and voting recommendations of the Board of Directors (the “Board”) with respect to each proposal.

Proposals	Board Recommendation	Page Reference
1. Elect ten directors nominated by the Company’s Board of Directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified	FOR each nominee	3
2. Consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2023	FOR	80
3. Consider an advisory resolution to approve executive compensation	FOR	82
4. Consider and act on a proposal to amend and restate the Semtech Corporation 2017 Long-Term Equity Incentive Plan	FOR	83

Semtech Corporation 2022 Proxy Statement  |  1

PROXY STATEMENT SUMMARY

Director Nominees

Name	Age	Director Since	Independent	Committee Membership

Rockell N. Hankin	75	1988	Yes	Nominating and Governance Committee Chair

Martin S.J. Burvill	63	2020	Yes	Compensation Committee

Rodolpho C. Cardenuto	62	2018	Yes	Compensation Committee

Bruce C. Edwards	68	2006	Yes	Compensation Committee Chair Nominating and Governance Committee

Saar Gillai	55	2018	Yes	Audit Committee

Ye Jane Li	54	2016	Yes	Compensation Committee

James T. Lindstrom	76	2002	Yes	Audit Committee Chair Nominating and Governance Committee

Paula LuPriore	64	2020	Yes	Audit Committee

Mohan R. Maheswaran	58	2006	No	–

Sylvia Summers	69	2013	Yes	Audit Committee Nominating and Governance Committee

Fiscal Year 2022 Business Highlights

Record Net Sales $741M Increased approximately $146 million, or 24%, from fiscal year 2021, with growth in Infrastructure, Industrial and High-End Consumer end markets.	Record Gross Margin 62.9% Record gross margin grew 180 bps year-over-year.

Record Cash Flows from Operations $203M We ended fiscal year 2022 with approximately $280 million in cash and cash equivalents and $427 million of undrawn capacity on our credit facility.	Record Diluted Earnings Per Share Increased 111% Earnings per share increased to $1.92 from $0.91 in fiscal year 2021.

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ELECTION OF DIRECTORS

(Proposal Number 1)

Our Board, upon the recommendation of the Nominating and Governance Committee, has nominated ten directors to be elected at the Annual Meeting, each to serve until the following annual meeting of stockholders and until his or her respective successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders at our 2021 annual meeting of stockholders. There are no arrangements or understandings between any nominee and any other person for selection as a nominee. All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee is unable to serve, or for good cause will not serve, the named proxy holders will vote the shares for such other person, if any, as shall be designated by the Board or the Board may reduce the number of directors constituting the Board. Our Board currently has no knowledge that any of the nominees will be unable or unwilling to serve.

Our Board has a breadth of experience and reflects a diversity of perspectives and backgrounds.

Snapshot of Diversity of Semtech’s Board

1 director self-identifies as Hispanic or Latinx and 2 directors self-identify as Asian.

Semtech Corporation 2022 Proxy Statement  |  3

ELECTION OF DIRECTORS (Proposal Number 1)

✓	The Board recommends a vote FOR the election of each of the nominees listed below

Rockell N. Hankin

Age 75

Director since 1988

Chairman of the Board since 2006

Nominating & Governance Committee Chair

Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program, the University of Maryland Directors’ Institute and various other corporate governance programs.

Qualifications: Mr. Hankin’s qualifications to serve as a member of the Board include his 33 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

Martin S.J. Burvill

Age 63

Director since October 2020

Compensation Committee

Held a variety of positions at Verizon Communications from 2006 to 2019. From 2016 through 2019 was President, Business Markets, which provides fixed and mobile (4G/5G) networking, Internet of Things (IoT), security, and Cloud/IT services to U.S. Small and Medium Businesses (SMB’s) and state and local governments. From 2012 through 2016 he was Senior Vice President Global Operations of Verizon Enterprise. Prior to 2012 he was Vice President, Europe, and Vice President Global Solutions of Verizon Enterprise. Previously held executive positions at MCI Communications, Nexagent, Internap, Racal Telecom, British Telecom and S.I.T.A.

Qualifications: Mr. Burvill’s qualifications to serve as a member of the Board include his extensive expertise in general management, business transformation, network services, digital transformation, Cloud-based services, cybersecurity, and a diverse set of other corporate functions.

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ELECTION OF DIRECTORS (Proposal Number 1)

Rodolpho C. Cardenuto

Age 62

Director since September 2018

Compensation Committee

President, Applications Group of Vonage, a global business cloud communications company, since December 2019. Senior Vice President, Sales of Magic Leap, a private company focused on augmented reality products, from January 2019 until November 2019. President of SAP Americas, Inc. Global Partner Operations organization from 2014 to December 2018. Joined SAP in 2008 as President of SAP Latin America and the Caribbean and also served as President of SAP Americas in 2013. Held executive positions at Hewlett-Packard Company from 2001 to 2007, and prior to 2001, executive positions at Vesper, Nextel, and Hewlett-Packard Brasil Ltda.

Qualifications: Mr. Cardenuto’s qualifications to serve as a member of the Board include his more than 25 years of extensive and high level experience in the technology industry as well as his experience with global operations.

Bruce C. Edwards

Age 68

Director since 2006

Compensation Committee Chair

Nominating and Governance Committee

Chief Executive Officer of Palagon Partners, LLC, a business advisory group, since November 2007. Executive Chairman of Powerwave Technologies, Inc. (“Powerwave”), a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc., a personal computer company, AMDAX Corporation, a manufacturer of radio frequency modems, and public accounting firm Arthur Andersen and Co.

Director of Lantronix, Inc., a public company and global supplier of smart M2M connectivity solutions from November 2012 to November 2020. Chairman of the Board of Emulex Corporation, a public company and global provider of advanced storage networking infrastructure solutions from February 2014 until May 2015 and director since May 2000. In May 2015 Emulex was acquired by Avago Technologies.

Qualifications: Mr. Edward’s qualifications to serve as a member of the Board include senior executive management, accounting and financial experience at publicly-traded technology companies which we believe provides our Board with valuable executive-level insights and his experience as a director of other public companies.

Semtech Corporation 2022 Proxy Statement  |  5

ELECTION OF DIRECTORS (Proposal Number 1)

Saar Gillai

Age 55

Director since September 2018

Audit Committee

Independent board director and CEO advisor to multiple start-ups since January 2020. Executive mentor at The Exco Group since October 2020. Chief Executive Officer and Director of Teridion, a Cloud-based networking company, from October 2017 to December 2019. Senior Vice President and General Manager of Hewlett Packard Enterprise’s Communications Solutions Business from October 2014 to October 2016. Senior Vice President, General Manager and Chief Operating Officer of HP Cloud from November 2012 to October 2014. Previously held executive positions at 3Com, Enfora, Tropos Networks, and Cisco Systems.

Director of Xilinx, a public company and the leading provider of All Programmable FPGAs, SoCs, MPSoCs and 3D ICs since May 2016. Chairman of the Board of Liquid Instruments, a private company focused on next gen test equipment since March 2021. Director of SpaceIQ, a private company and provider of smart IWMS/CAFM facility management software from July 2017 to August 2019 (acquired by WeWork).

Qualifications: Mr. Gillai’s qualifications to serve as a member of the Board include his senior executive and board experience in both startups and public companies and his over 25 years of experience in the technology industry.

Ye Jane Li

Age 54

Director since 2016

Compensation Committee

Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013. Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises from 2012 to 2015. Previously, General Manager at Huawei Symantec USA, Inc. from 2010 to 2012. Consultant in 2009 to The Gores Group, a private equity firm focusing on the technology sector. Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its Joint Venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., from 2004 to 2009. Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.

Director of PDF Solutions, Inc. since November 2021, a public company that provides comprehensive data solutions designed to empower organizations across the semiconductor ecosystem to improve the yield and quality of their products and operational efficiency for increased profitability. Director of CTS Corporation since May 2020, a public company and a leading designer and manufacturer of products that sense, connect and move. Director of Knowles Corporation since February 2018, a public company and leading supplier of advanced micro-acoustic, audio processing, and precision device solutions. Director of ServicePower since July 2017, a private company that provides mobile workforce management software solutions. Director of Women in Cable TV and Telecommunications from 1998 to 2001, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Semtech serves, as well as her experience as a director of private and public companies. Her background and experience also provides the Board with invaluable insights into Asian markets, which are important strategic markets for us.

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ELECTION OF DIRECTORS (Proposal Number 1)

James T. Lindstrom

Age 76

Director since 2002

Audit Committee Chair

Nominating and Governance Committee

Chief Financial Officer of Adaptive Spectrum and Signal Alignment, Inc., an IP and software company, since June 2019. Former Chief Operating Officer of Kilopass Technology, Inc., a semiconductor intellectual property company, from April 2015 through November 2016. Former Chief Financial Officer of Kilopass from January 2012 through November 2013. Chief Financial Officer of eSilicon Corporation from March 2005 to February 2011. eSilicon Corporation provides ASIC design, productization and manufacturing services to the semiconductor industry. Previously held executive financial positions at Trident Microsystems, Inc., ECAD, Inc., now Cadence Design Systems, C-Cube Microsystems, Inc., FormFactor, Inc., Silicon Perspective Corporation and Fairchild Camera and Instrument Corporation.

Qualifications: Mr. Lindstrom’s qualifications to serve as a member of the Board include his senior financial executive experience at public and private companies in the semiconductor industry and his experience as a director of a company in the semiconductor industry, which we believe provides our Board with a deep understanding of our industry and business.

Paula LuPriore

Age 64

Director since October 2020

Audit Committee

CEO and Co-founder of Wujitech, Inc., a private Cloud-based company delivering bio-analytic software solutions since 2010. From 2002 through 2010 she served at Asyst Technologies, Inc., a public robotic automation, technology and manufacturing company for the semiconductor industry, as EVP and COO and most recently Interim CEO. Ms. LuPriore began her career as a software engineer at IBM, and spent 23 years leading various organizations across product engineering, strategy, marketing, and technical sales, in various Senior Executive roles including as VP of IBM’s Storage Networking Division where she led the product group targeting the Network Attached Storage (NAS) market.

Director of Wujitech, Inc., a private company since 2011. In 2015, she served as a Director of PCS Edventures Inc., a publicly traded technology company that designs and delivers education products and services for the science, technology, engineering, and mathematics (STEM) market, where she served on the audit and compensation committees.

Qualifications: Ms. LuPriore’s qualifications to serve as a member of the Board include her extensive senior executive experience in Information Technology Enterprise Software and Hardware, Semiconductor, and Networking markets, with broad expertise in Data Center, Cloud Computing, and Consulting Services across various industries in domestic and international markets.

Semtech Corporation 2022 Proxy Statement  |  7

ELECTION OF DIRECTORS (Proposal Number 1)

Mohan R. Maheswaran

Age 58

Director since 2006

President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy from January 2001 to June 2001; by Allayer Communications, a communications integrated circuit startup acquired by Broadcom Corporation; and by IBM Microelectronics, Texas Instruments Incorporated, Hewlett-Packard Company and Nortel Communications.

Qualifications: Mr. Maheswaran’s qualifications to serve as a member of the Board include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran’s current position as our President and Chief Executive Officer also brings to the Board knowledge of the day-to-day operations of the Company, which provides invaluable insight to our Board as it reviews the Company’s strategic and financial plans.

Sylvia Summers

Age 69

Director since 2013

Audit Committee

Nominating and Governance Committee

Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Aristocrat Leisure Limited, a company listed on the Australian Stock Exchange and a leading provider of gaming solutions, since September 2016. Previously served as a director of public companies, including Headwaters, Inc. from 2013 to 2017, Alcatel-Lucent from 2015 to 2016, JNI Corporation from 2001 to 2003, Riverstone Networks Inc. from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers’ qualifications to serve as a member of the Board include her senior executive level experience in technology-related industries and experience as a director of several public companies, which we believe provides our Board with valuable executive-level insights and board-level experience.

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CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Core Values and Code of Conduct (“Code of Conduct”) that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written “code of conduct” within the meaning of the Nasdaq Listing Rules applicable to companies whose stock is listed for trading on the Nasdaq Stock Market LLC (“Nasdaq”) and which constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, expresses the Company’s commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that each of Messrs. Hankin, Burvill, Cardenuto, Edwards, Gillai, and Lindstrom and each of Ms. Li, LuPriore and Summers, are independent under applicable Nasdaq rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company. In addition, our Board previously determined that Mr. James P. Burra was an independent director under the applicable rules of Nasdaq during his service on our Board through his resignation on March 15, 2021.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board’s current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority, an annual business plan approved by the Board, and a Board Review Policy, under which the Board reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board after the independent directors have met in executive session per the Board’s standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Corporate Social Responsibility and Sustainability

The Company and the Board are focused on corporate social responsibility and sustainability. The Company’s Environmental, Social and Governance Committee, consisting of members of management representing various functional groups, works to identify additional ways that the Company can foster a

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CORPORATE GOVERNANCE

diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact. The committee reports its findings to the Board at least quarterly. The Company has designated Charles B. Ammann, our Executive Vice President, Chief Legal Officer and Chief Environmental, Social and Governance (ESG) Officer, to be responsible for matters relating to environmental, social and governance matters. In addition, the Nominating and Governance Committee of the Board has oversight over the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion.

The Company also aims to contribute to the communities where we live and work, and believes that this commitment helps in our efforts to attract and retain employees. We offer our employees the opportunity to give back to their local communities or contribute to charities and provide opportunities to facilitate participation by our employees in these initiatives.

Additional information regarding our policies and practices related to environmental, social and governance matters, including the Company’s Environmental Management Manual, Environmental Key Performance Indicators and Supplier Code of Conduct, can be found on the Company’s website at https://investors.semtech.com under “Corporate Citizenship.”

Human Capital and Culture

The Board oversees the Company’s human capital, with focus on culture, the health, safety and wellness of the Company’s employees and the development of talent. The Board considers Chief Executive Officer succession and development, and the Compensation Committee considers and discusses with the Chief Executive Officer succession and development planning for other executive positions, diversity initiatives, and employee engagement. We expect all directors and employees of the Company (including our executive officers) to uphold our Code of Conduct. Our focus on innovation gives us a unique appreciation to the importance of recruitment, retention and the professional development of our employees. The health and wellbeing of our employees and their families remains our highest priority, and supporting and improving the local communities in which our employees are located is an important part of our culture.

•

Talent. The Company’s talent strategy involves our efforts to achieve an optimal balance of internal development, supplemented by external hires. We believe this approach contributes to and enhances our employee loyalty and commitment. We support and develop our employees through global training and development programs targeted at building and strengthening our employees’ leadership and professional skills.

•

Compensation. Our pay-for-performance philosophy incentivizes individual and team performance that directly contributes to the achievement of company objectives. We provide compensation packages that include a competitive base salary, annual incentive bonuses, and long-term equity awards, as appropriate. Our compensation program is designed to attract, reward and retain those highly-talented individuals who possess the critical skills necessary to support our business objectives, contribute to the achievement of our annual strategic goals and create long-term value for our stockholders. We believe that a compensation program that rewards employees both for short-term and long-term performance aligns employees’ and our stockholders’ interests.

•

Health & Wellbeing. We provide our employees and their families’ access to a variety of flexible and convenient health and welfare programs, including benefits that support their physical and mental health through tools and resources to help them improve or maintain their health status. In addition, in 2021 we launched the Semtech Women’s Leadership Council to oversee initiatives to attract, develop, promote and retain female talent and in 2022, we introduced a new financial wellbeing program for our U.S. based employees. We plan to expand this program and other elements of our health and wellbeing initiatives in 2023.

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CORPORATE GOVERNANCE

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Diversity & Inclusion. The Company is committed to efforts to increase diversity and foster an inclusive work environment through the Company’s core values and principles. The Company also provides training to all employees to improve their understanding of behaviors that can be perceived as discriminatory, exclusionary and/or harassing, and encourage employees to report such behaviors to management or via an anonymous hotline.

The Board’s Role in Risk Oversight and Management

The Board actively oversees risk management of the Company, including having the Audit Committee provide oversight over the Company’s information technology and cybersecurity policies and procedures. Management reports to the Board on information security matters on a quarterly basis. In addition, the Audit Committee oversees management’s risk assessments which are conducted regularly to mitigate potential information and security risks. We have not experienced a significant security breach in the past three years. We also provide our employees annually with cybersecurity awareness training.

The Audit Committee serves as the focal point at the Board level for overseeing the Company’s overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

The Company periodically conducts enterprise risk assessment evaluations with Audit Committee oversight and participation. The results of the enterprise risk assessment conducted in fiscal year 2021 were reported to the Audit Committee Chair and will be presented to the Board for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our accounting, finance, legal, operations, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, international, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and under the Board Review Policy for the Chief Executive Officer as noted above in “Board Leadership Structure” serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

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CORPORATE GOVERNANCE

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled “Compensation Discussion and Analysis”) that, among other things, are intended to align the interests of stockholders, and the Company’s directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company’s position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The stock trading guidelines prohibit directors, officers and employees or their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the securities of the Company. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment of Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create such risks. We evaluated our executive program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We believe that all compensation programs are structured with a combination of appropriate controls, objective measurement variables, review authorities and/or payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, “claw-back” rights and provisions in applicable executive compensation plans as discussed below in our “Compensation Discussion and Analysis” are additional safeguards that encourage executives to not take unnecessary or excessive risks.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives for our executives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company’s use of long-term, multi-year incentive programs that are designed to align our executives’ interests with those of the Company’s stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company’s stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company’s stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee in accordance with that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

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CORPORATE GOVERNANCE

Annual Board Evaluation

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee at least annually reviews, discusses and assesses the performance and effectiveness of the Board and the individual directors and makes relevant recommendations to the Board. The Nominating and Governance Committee also considers the self-evaluations of each standing committee and evaluates the need for any restructuring of the committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In fiscal year 2022, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole and the background and skills of each director. The Chairman of the Board separately interviewed each of the individual directors to document their views on Board operations and performance, including the performance of their fellow directors. The Chairman reported the results of these interviews to the entire Board. In addition, each director completed self-assessments regarding the effectiveness of each committee on which such director serves, which were reviewed by the Nominating and Governance Committee and reported to the entire Board.

Director Attendance at Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of stockholders. During the Company’s last fiscal year, the Board held seven regularly scheduled meetings and 17 committee meetings. Each of the then incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served during the last fiscal year. As is our practice, the independent directors met in an executive session without management present at several of these meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. Each of the then incumbent directors attended last year’s Annual Meeting, held in June 2021 in person or by telephone.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors. Each director is required to participate, at the Company’s expense, in a minimum amount of director education during a given two-year period. A “two-year” period ends each even numbered fiscal year of the Company.

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CORPORATE GOVERNANCE

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance
Rockell N. Hankin, Chairman of the Board			Chair
Martin S.J. Burvill		✓
Rodolpho C. Cardenuto		✓
Bruce C. Edwards		Chair	✓
Saar Gillai	✓
Ye Jane Li		✓
James T. Lindstrom	Chair		✓
Paula LuPriore	✓
Sylvia Summers	✓		✓
Number of meetings during fiscal year 2022	8	4	5

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of four Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq and SEC rules applicable to audit committee members, is financially sophisticated as defined by Nasdaq rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include assisting the Board in overseeing the:

•	accounting and financial reporting processes of the Company;

•	Company’s internal audit function;

•	integrity of the Company’s financial statements and systems of internal controls and disclosure controls;

•	audits of the Company’s financial statements;

•	appointment, compensation, retention and work of the auditor;

•	Company’s financial risk; and

•	Company’s compliance with legal and regulatory requirements and the Company’s Code of Conduct.

The Audit Committee meets periodically with the Company’s independent registered public accounting firm outside the presence of Company management. The Audit Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel and other advisors as it deems necessary to carry out its duties without

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CORPORATE GOVERNANCE

seeking approval of the Board or management. The Audit Committee may also delegate to subcommittees such authority as it deems appropriate. The Audit Committee has no current intention to delegate any of its authority to any other committee or subcommittee, except as disclosed under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services.”

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accounting firm, which is described below under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting The Board Of Directors.”

Compensation Committee

The Compensation Committee’s written charter requires that its members satisfy the independence requirements of Nasdaq and applicable law. The Compensation Committee consists of four Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•	reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;

•	determining (or recommending to the Board for determination) all elements of the Chief Executive Officer’s compensation and that of our other executive officers;

•	reviewing the Company’s management development programs and succession plans;

•	periodically reviewing the Company’s executive incentive programs and benefit plans;

•	carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans;

•	making and approving equity awards; and

•	reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company or one of our subsidiaries (“Non-Employee Directors”).

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

In fiscal year 2022, the Compensation Committee retained Compensia, Inc. to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. As discussed under “Compensation Discussion and Analysis — Role of Committee Advisors” below, the Compensation Committee has assessed the independence of Compensia, Inc. and has concluded that its engagement of Compensia, Inc. does not raise any conflict of interest with the Company. The services provided by Compensia, Inc. in fiscal year 2022 are also discussed in that section.

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by:

•	identifying and evaluating individuals qualified to become members of the Board;

•	recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;

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CORPORATE GOVERNANCE

•	making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;

•	overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;

•	making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;

•	overseeing the evaluation of the Board;

•

overseeing the Company’s corporate responsibility and sustainability principles, programs and practices, including environmental and social affairs, and programs and initiatives focused on the Company’s culture, diversity, equity and inclusion; and

•	taking such other actions within the scope of its charter as the Committee deems necessary or appropriate.

The Nominating and Governance Committee consists of four Board members, each of whom the Board has affirmatively determined is independent as defined by Nasdaq rules. The Nominating and Governance Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Nominating and Governance Committee may also delegate to subcommittees such authority as it deems appropriate. The Nominating and Governance Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

Corporate Governance Materials

The following materials are available free of charge under the “Investors” page of the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012:

•	Bylaws

•	Core Values and Code of Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Director Nominations Policy

•	Director Compensation Policy

•	Director Stock Ownership Guidelines

•	Executive Stock Ownership Guidelines

•	Related-Persons Transaction Policy

•	Board Committee Assignments

•	Stock Trading Guidelines

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TRANSACTIONS WITH RELATED PARTIES

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions are approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

•	the amount involved and the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest and whether entering into the transaction would be consistent with the Company’s Code of Conduct;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms;

•	whether there are business reasons and potential benefits to the Company to enter into the transaction;

•	whether the transaction was or will be undertaken in the ordinary course of business of the Company;

•

in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director’s independence;

•	whether it is a single transaction or a series of ongoing, related transactions;

•	whether the transaction is fair to the Company; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Since January 31, 2021, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

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CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. Advertisements, solicitations or hostile communications will not be presented.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or Chief Legal Officer. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012.

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DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate’s background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Integrity. All candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•

Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of stockholders.

•

Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the Board. Each year, the Board proposes a slate of director nominees for consideration by our stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company’s Secretary in accordance with the procedure for submitting stockholder nominations set forth under “Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee” below. Candidates are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate director candidates proposed by our stockholders in the same manner and using the same criteria as used for any other director candidate.

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DIRECTOR NOMINATIONS

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) must be received no later than March 11, 2023; must otherwise be made in accordance with our Director Nominations Policy; and must contain the following information as specified in the policy:

(a)	as to each person whom the stockholder proposes to nominate for election as a director:

(i)

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, any directorships held during the past five years, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

(ii)	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

(iii)

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of a specified limit and certain other types of business relationships with the Company).

(b)	as to such stockholder giving notice:

(i)	the name and address, including telephone number, of the recommending stockholder;

(ii)	the number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held;

(iii)

if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held; and

(iv)	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

(c)	additional items:

(i)

describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

(ii)	describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, or other persons with special interests regarding the Company;

(iii)

a statement supporting the stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company;

(iv)

state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and

(v)

the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

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DIRECTOR NOMINATIONS

The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth above and in our Director Nominations Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

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STOCKHOLDER PROPOSALS

Stockholder Proposals to be Included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2023 Annual Meeting no later than December 30, 2022 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements of Rule 14a-8 under the Exchange Act as to form and substance established by the SEC for such proposal to be included in the Company’s proxy statement. If we change the date of the 2023 Annual Meeting by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2023 Annual Meeting.

Stockholder Proposals Not Intended for Inclusion in Next Year’s Proxy Statement and for Nomination of Director Candidates

Under the Company’s Bylaws, a stockholder who wishes to nominate one or more persons for election to our Board of Directors at the 2023 Annual Meeting or present a proposal at the 2023 Annual Meeting, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice by March 11, 2023. However, in the event that the 2023 Annual Meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (i) the day on which notice of the meeting was mailed or (ii) the day on which the Company publicly announces the date of such meeting. Notice must be a proper matter for stockholder action under Delaware law and the stockholder delivering the notice must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in our Bylaws.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than our nominees at the 2023 Annual Meeting must provide written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than April 10, 2023. If we change the date of the 2023 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, your written notice must be provided by the later of sixty (60) days prior to the date of the 2023 Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of the 2023 Annual Meeting is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer and equity-based compensation for their services on the Board, their committee service, and their role as Chair of the Board or any committee.

Cash Retainer Fees

During fiscal year 2022, the cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$55,000
Additional Retainer for Chairman of the Board	$70,000
Committee Chair Retainer
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the Chair of that committee. The Chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2022 were made from the 2017 Long-Term Equity Incentive Plan (the “2017 Plan”). Non-Employee Directors receive equity awards on the following terms:

Annual Stock Unit Awards. On each July 1, each non-employee director then in office is automatically granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) is for a number of restricted stock units determined by dividing $90,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award are paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the non-employee director’s separation from service on the Board.

The second award of restricted stock units (the “Annual Deferred RSU Award”) is for a number of restricted stock units determined by dividing $90,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of the grant is not a trading day), rounded down to the nearest whole unit.

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DIRECTOR COMPENSATION

Each Annual Deferred RSU Award vests in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award are paid in cash as soon as practicable following (and in all events within two and one-half months after) the non-employee director’s separation from service on the Board.

Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the non-employee director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the non-employee director’s termination of service as a director for any reason.

Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Initial Equity Awards. Each non-employee director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board) receives an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”) and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a non-employee director is initially elected or appointed to the Board on a July 1, the non-employee director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award as the non-employee director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1.

Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award is determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board. The Initial Fraction is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the non-employee director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).

24  |  Semtech Corporation 2022 Proxy Statement

DIRECTOR COMPENSATION

Stock Ownership Guidelines and Equity Award Holding Period Requirements

To further our objective of aligning the interests of our Non-Employee Directors with those of our stockholders, the Company maintains stock ownership guidelines for our Non-Employee Directors. Under these guidelines, each of our Non-Employee Directors is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the director, by the director’s spouse or minor children residing with the director, or in a trust for estate or tax planning purposes that is revocable by the director or the director’s spouse, restricted stock, and restricted stock units) that has a value equal to three times the Non-Employee Director’s annual cash retainer for service on the Board (not including any additional retainer paid for participation on any committee of the Board or for serving as Chair of any such committee). The applicable ownership level is expected to be achieved within four years of the Non-Employee Director joining the Board. Each of our Non-Employee Directors has met their required level of equity ownership of the Company under our stock ownership guidelines.

The Board from time to time may amend our compensation policy for Non-Employee Directors.

DIRECTOR COMPENSATION – FISCAL YEAR 2022

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2022 for their services during that year. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under “Executive Compensation,” including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2022 (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Rockell N. Hankin, Chairman of the Board	127,500	179,951	–	307,451
James P. Burra, Vice Chairman of the Board(2)	11,715	–	–	11,715
Martin S.J. Burvill	62,500	179,951	–	242,451
Rodolpho C. Cardenuto	62,500	179,951	–	242,451
Bruce C. Edwards	76,250	179,951	–	256,201
Saar Gillai	62,500	179,951	–	242,451
Ye Jane Li	62,500	179,951	–	242,451
James T. Lindstrom	80,000	179,951	–	259,951
Paula LuPriore	62,500	179,951	–	242,451
Sylvia Summers	67,500	179,951	–	247,451

(1)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on assumptions set forth in Note 10 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2022. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. None of our Non-Employee Directors forfeited any Company equity awards in fiscal year 2022. On July 1, 2021 each Non-Employee Director then in office was awarded as his or her Annual Deferred RSU Award 1,322 restricted stock units that settle in cash and as his or her Annual Non-Deferred RSU Award 1,322 restricted stock units that settle in shares. The fair value of each such restricted stock unit on the grant date was $68.06 and the fair value of the awards on the grant date were $89,975 for each Annual Deferred RSU Award and $89,975 for each Annual Non-Deferred RSU Award.

(2)	Mr. Burra retired from the Board on June 10, 2021.

Semtech Corporation 2022 Proxy Statement  |  25

DIRECTOR COMPENSATION

The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 30, 2022:

Outstanding Awards at End of Fiscal Year 2022
	Director Since	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End			Number of Outstanding Restricted Stock Units- Cash Settled At Fiscal Year End			Number of Outstanding Restricted Stock Units-Share Settled At Fiscal Year End
Name		Vested	Unvested	Total	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	1988	–	–	–	40,965	1,322	42,287	0	1,322	1,322
Mr. Burvill	2020	–	–	–	1,103	1,322	2,425	0	1,322	1,322
Mr. Cardenuto	2018	–	–	–	4,205	1,322	5,527	0	1,322	1,322
Mr. Edwards	2006	–	–	–	40,965	1,322	42,287	0	1,322	1,322
Mr. Gillai	2018	–	–	–	4,205	1,322	5,527	0	1,322	1,322
Ms. Li	2016	–	–	–	11,066	1,322	12,388	0	1,322	1,322
Mr. Lindstrom	2002	–	–	–	40,965	1,322	42,287	0	1,322	1,322
Ms. LuPriore	2020	–	–	–	1,103	1,322	2,425	0	1,322	1,322
Ms. Summers	2013	–	–	–	17,939	1,322	19,261	0	1,322	1,322

26  |  Semtech Corporation 2022 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock beneficially owned as of April 14, 2022, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company’s review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2021, unless otherwise noted below. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company’s knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% (6)

BlackRock Inc. (1) 55 East 52nd Street, New York, NY 10055	6,903,354	10.9

The Vanguard Group, Inc. (2) 100 Vanguard Blvd., Malvern, PA 19355	6,453,953	10.2

FMR LLC (3) 245 Summer Street, Boston, Massachusetts 02210	4,114,988	6.5

Rockell N. Hankin, Chairman of the Board	139,017	*

Martin S.J. Burvill, Director	2,287	*

Rodolpho C. Cardenuto, Director	5,001	*

Bruce C. Edwards, Director (4)	34,776	*

Saar Gillai, Director	5,001	*

Ye Jane Li, Director	7,892	*

James T. Lindstrom, Director	25,564	*

Paula LuPriore, Director	2,287	*

Sylvia Summers, Director	27,277	*

Mohan R. Maheswaran, Director, President and Chief Executive Officer	153,023	*

Emeka N. Chukwu, Executive Vice President and Chief Financial Officer	112,073	*

Gary M. Beauchamp, Executive Vice President and General Manager, Signal Integrity Products Group	13,969	*

Alistair W. Fulton, Senior Vice President, General Manager, Wireless and Sensing Products Group	22,415	*

Asaf Silberstein, Executive Vice President, Worldwide Operations and Information Technology	60,971	*

All Current Directors and Executive Officers as a group (20 persons including those named above) (5)	686,250	1.1

*	Less than 1%

(1)

As reported in Amendment No. 13 to Schedule 13G filed on January 27, 2022 by BlackRock Inc. to reflect its beneficial ownership as of December 31, 2021. BlackRock Inc. reported sole voting power with respect to 6,832,337 shares and sole dispositive power

Semtech Corporation 2022 Proxy Statement  |  27

BENEFICIAL OWNERSHIP OF SECURITIES

with respect to 6,903,354 shares, as the parent company of the following subsidiaries which hold the shares: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd.

(2)

As reported in Amendment No.12 to Schedule 13G filed February 10, 2022 by The Vanguard Group to reflect its beneficial ownership as of December 31, 2021. The Vanguard Group reported shared voting power over 122,413 shares, sole dispositive power over 6,274,498 shares and shared dispositive power over 179,455 shares as the parent company of the following subsidiaries which hold the shares: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited.

(3)

As reported in Amendment No. 2 to Schedule 13G filed February 9, 2022 by FMR LLC and Abigail P. Johnson to reflect their beneficial ownership as of December 31, 2021. FMR LLC reported sole voting power over 711,005 shares and sole dispositive power over 4,114,988 shares. FMR LLC is reporting as the parent company of the following subsidiaries which hold the shares: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC and Strategic Advisers LLC. Abigail P. Johnson is a director, the Chairman and the Chief Executive Officer of FMR LLC.

(4)

The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Edwards (33,454 shares). Other shares reported under “All Directors and Executive Officers as a group” may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(5)

The ownership percentage is based on 63,466,933 shares outstanding as of April 14, 2022 and the numerator and denominator include the shares, shown above, which the holder has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by a holder are deemed to be outstanding in calculating the ownership percentage of that holder and of the group, they are not deemed to be outstanding as to any other holder. No named holder holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 14, 2022 through the exercise of stock options.

(6)

No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

28  |  Semtech Corporation 2022 Proxy Statement

EXECUTIVE OFFICERS

Name	Age as of April 18, 2022	Position

Mohan R. Maheswaran	58	President and Chief Executive Officer

Emeka N. Chukwu	59	Executive Vice President and Chief Financial Officer

Charles B. Ammann	67	Executive Vice President, Chief Legal Officer and Chief Environmental, Social and Governance (ESG) Officer

Gary M. Beauchamp	62	Executive Vice President and General Manager, Signal Integrity Products Group

Chris H. Chang	54	Senior Vice President, Sales, Asia Pacific

Alistair W. Fulton	52	Senior Vice President and General Manager, Wireless and Sensing Products Group

Norris Powell	57	Senior Vice President and Chief Human Resources Officer

Madhu Rayabhari	55	Senior Vice President and General Manager, Protection Products Group

Michael W. Rodensky	61	Senior Vice President, Sales – Americas and EMEA

Asaf Silberstein	52	Executive Vice President, Worldwide Operations and Information Technology

J. Michael Wilson	66	Executive Vice President and Chief Quality Officer

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications integrated circuit startup company acquired by Broadcom Corporation; IBM Microelectronics; Texas Instruments Incorporated; Hewlett-Packard Company and Nortel Communications.

Mr. Chukwu has been our Executive Vice President and Chief Financial Officer since February 2014. Prior to his promotion, he was Senior Vice President and Chief Financial Officer since August 2011. He previously served as the Company’s Vice President and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation’s business units and worldwide operations. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Ammann joined the Company in January 2014 as Executive Vice President, General Counsel and Secretary, and in April 2021 his role expanded to become Executive Vice President, Chief Legal Officer and Chief Environmental, Social and Governance (ESG) Officer. He also continues to serve as Secretary of the Company. Prior to joining the Company, Mr. Ammann served as the Executive Vice President, General Counsel and Secretary of publicly-traded United Online, Inc. where he had been since August 2006. Before working for United Online, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary of publicly-traded TV Guide, Inc. from 1999 until its acquisition by Gemstar International Group Limited, at which time Mr. Ammann’s responsibilities expanded as Senior Vice President and Deputy General Counsel of the combined Gemstar-TV Guide International entity. From 1996 to 1999, Mr. Ammann

Semtech Corporation 2022 Proxy Statement  |  29

EXECUTIVE OFFICERS

served as the Senior Vice President, General Counsel and Secretary, and oversaw the administrative operations, of publicly-traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc., a privately-owned conglomerate based in Tulsa, Oklahoma. Upon graduating from law school, Mr. Ammann was an attorney at the law firm Gable & Gotwals, from 1980 to 1990, and was a partner for his last five years with that firm.

Mr. Beauchamp has been our Executive Vice President and General Manager, Signal Integrity Products Group since February 2014. Prior to his promotion, he was Senior Vice President and General Manager, Signal Integrity Products Group. Mr. Beauchamp was appointed Senior Vice President and General Manager of the Gennum Products Group in March 2012, following Semtech’s acquisition of Gennum Corporation and held that title until December 2013. Mr. Beauchamp’s group provides high-performance analog solutions to the data communications and video markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Chang is Senior Vice President, Sales, Asia Pacific. He joined the Company in December 2017 as Senior Vice President, Corporate Marketing and Business Development and became Senior Vice President, Corporate Marketing and Sales, Asia Pacific effective March 3, 2020. Prior to joining Semtech, Mr. Chang was Chief Executive Officer at Alien Technology LLC, a global leader in RFID Technology, a position he held since 2014. Prior to Alien Technology, Mr. Chang served as Corporate Vice President at Marvell Semiconductor between 2011 and 2014. Mr. Chang has also held key executive positions in sales and finance functions at other prominent high technology companies including AMD, Silicon Graphics, and Eastman Kodak.

Mr. Fulton was promoted to Senior Vice President and General Manager of our Wireless and Sensing Products Group effective March 8, 2022. Mr. Fulton joined the Company in January 2018 as Vice President, IoT Product Management and Marketing and was promoted to Vice President and General Manager of the Wireless and Sensing Products Group in December 2018. Prior to joining the Company, he was employed from 2016 to 2018 at Hitachi as Head of IoT Product Management and Technology. Prior to Hitachi, he held a variety of leadership positions at Microsoft Corporation since 2009. He has also previously served in various positions at Deloitte Consulting and O2 PLC.

Mr. Powell joined the Company in September 2020 as Senior Vice President and Chief Human Resources Officer. Prior to joining Semtech, Mr. Powell served as Chief Human Resources Officer for Syniverse, a leading provider of mobile connectivity in areas of messaging, intelligent roaming, partner management, and fraud and revenue assurance. Before Syniverse, between 2015 and 2017, he served as Vice President of Human Resources at CSM Bakery Solutions, a provider of bakery ingredients, finished products and services. Additionally, Mr. Powell served as Chief Human Resources Officer at B/E Aerospace (now Collins Aerospace), and in senior human resources roles with Acergy (now SubSea 7) and Alstom.

Mr. Rayabhari was promoted to Senior Vice President and General Manager of the Protection Products Group effective March 8, 2022, having previously served as Vice President and General Manager of the Protection Products Group since October 2020. From 2015 to 2020, he served as Vice President of Marketing and Business Development for the Protection Products Group. Previously, he had been the Vice President of Marketing and Applications for Power Products since joining Semtech in 2012. Prior to joining Semtech, Mr. Rayabhari had served in senior management roles at Geo Semiconductor, Microsemi and PowerDsine. He also previously held various marketing, applications and product development roles at Fairchild Semiconductor and National Semiconductor. He brings over 25 years of semiconductor industry experience.

Mr. Rodensky was promoted to Senior Vice President, Sales – Americas and EMEA effective March 8, 2022, having previously served as Vice President, Sales – Americas and EMEA since March 3, 2020.

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EXECUTIVE OFFICERS

Before that, he was Vice President of Sales – Americas since joining the Company in 2006. Mr. Rodensky brings over 25 years of experience in executive-level semiconductor sales and marketing management to his role at Semtech. Before joining Semtech, he was Vice President of Worldwide Sales at Vitesse Semiconductor. Mr. Rodensky has held executive-level global sales roles at several public and private semiconductor companies, including Maker Communications, SolarFlare Communications, and Telephotonics, as well as senior sales management positions at Philips, Advanced Micro Devices, and Conexant Systems.

Mr. Silberstein became Executive Vice President, Worldwide Operations and Information Technology in March 2019. Mr. Silberstein was Senior Vice President, Worldwide Operations and Information Technology from November 2016 to March 2019. His role was expanded in November 2016 to include the area of Information Technology. Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. He became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation (“Microsemi”) as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at PowerDsine, Israel, when PowerDsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Wilson became Executive Vice President and Chief Quality Officer in March 2019. Mr. Wilson had previously been our Executive Vice President, Quality and Reliability since February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

There are no family relationships between or among any of our executive officers or directors.

Semtech Corporation 2022 Proxy Statement  |  31

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers for services rendered during fiscal year 2022. These individuals are listed in the table below and are referred to as our “Named Executive Officers,” or “NEOs,” in this Proxy Statement.

Name	Title

Mohan R. Maheswaran	President and Chief Executive Officer (“CEO”)

Emeka N. Chukwu	Executive Vice President and Chief Financial Officer (“CFO”)

Gary M. Beauchamp	Executive Vice President and General Manager, Signal Integrity Products Group

Alistair W. Fulton	Senior Vice President and General Manager, Wireless and Sensing Products Group

Asaf Silberstein	Executive Vice President, Worldwide Operations and Information Technology

FISCAL YEAR 2022 BUSINESS HIGHLIGHTS

Despite continuing challenges due to the COVID-19 pandemic including increased demand volatility and supply constraints, the Company achieved record performance in fiscal year 2022 with net sales up 24%, non-GAAP operating income up 45% and non-GAAP EPS up 49% over fiscal year 2021.1 In fiscal year 2022, two of our three main product groups achieved record revenue years and most of our priority growth engines that we are investing in also achieved record revenues. In addition to our strong revenue performance, our fiscal year 2022 non-GAAP gross margins achieved a record 63.3% of revenues, which we believe demonstrates the sustainability of our model and the robustness and differentiated value of our products.1 We also achieved a 71% annual growth in cash flow from operations to 27.4% of revenue in fiscal year 2022.

Against this challenging macro-environment, we remained focused on furthering our role as a leading provider of disruptive technology platforms that enable our customers to deliver solutions to create a smarter planet. We continued to invest in secular trends that enable a smarter, more sustainable planet, higher bandwidth and greater mobility. As a result, we expect these markets and our associated products’ sales to grow rapidly over the next several years. Our investment priorities are:

•	Our global human capital investments to hire, retain and advance the best and most talented engineers, managers and executives in our industry;

•	Our primary growth engines that will drive revenue growth and margin expansion over the next three years;

•	Our emerging disruptive technology platforms that will drive growth in future years;

•	Our supply chain to ensure continued support of our increasing demand;

•	Our channel, brand and other strategic and tactical initiatives that support the company’s vision; and

•	Support of our balance sheet, financial model and capital structure.

[1]

As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. As used in this Proxy Statement, “non-GAAP EPS” means non-GAAP diluted earnings per share, and “non-GAAP gross margins” means our gross margin determined in accordance with GAAP but without taking share-based compensation into account. The Compensation Committee believes that the items excluded for purposes of these non-GAAP measures do not reflect the primary operating performance of the Company. The Company reports the exclusions reflected in the calculation of non-GAAP amounts each quarter when it publicly reports its earnings. See Exhibit B for a reconciliation of each of non-GAAP operating income, non-GAAP diluted earnings per share and non-GAAP gross margin to the most directly comparable GAAP measures.

32  |  Semtech Corporation 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

We believe the increasing global adoption of our LoRa® technology is evidence of the technology investment thesis and long-term investment approach of both the management team and our Board of Directors. The LoRaWAN® standard has now been recognized by the International Telecommunication Union as an international standard for low power wide-area networks (“LPWAN”) that enables Internet of Things (“IoT”) networks to provide for a smarter, more connected planet. Our Wireless and Sensing Products Group achieved record revenues in fiscal year 2022 driven by a record LoRa-enabled business that grew 53% annually.

Additionally, our portfolio of low power, optical connectivity solutions targeted at data center, wireless base stations and passive optical networking (“PON”) systems led to record revenues for our Signal Integrity Products Group. The COVID-19 driven work from home environment, together with new applications such as artificial intelligence, autonomous driving and virtual reality has expanded the need for faster and higher capacity networks, resulting in increased demand for the Company’s high performance signal integrity products.

Finally, the drive to reduce wastage and encourage re-use of electronics, as well as the use of advanced lithography chips in electronic systems, has increased demand for products in our Protection Products Group. In fiscal year 2022, our Protection Products Group grew 26%, and is very well positioned to take advantage of secular trends over the next several years.

The COVID-19 pandemic significantly affected health and economic conditions throughout the United States (“U.S.”) and the rest of the world. The effects of COVID-19 were particularly felt in Asia, where a significant percentage of our customers, suppliers, third party foundries and subcontractors are located. As a result, the semiconductor industry experienced significant challenges with increases in demand and longer supply chain cycle times leading to tighter capacity across the industry.

Throughout fiscal year 2022, the ongoing uncertainties related to COVID-19 and other geopolitical events led to a continuous stream of real time, unexpected events that impacted our business. The Company’s leadership team continued to prioritize the health and wellbeing of our employees and their families globally, the support of our customers which included assuring supply in a very constrained supply chain environment, and the support of our stockholders through ongoing execution, communication and earnings growth. Our risk management and mitigation actions throughout the year included:

•	Anticipating the semiconductor industry’s supply chain constraints and proactively increasing inventory levels to support customers;

•	Building dual supply chain flows where possible to mitigate against constraints;

•	Implementing a hybrid/flexible work environment globally to ensure minimal impact of regional COVID-19 lockdowns; and

•	Pro-actively adjusting average selling prices, where possible, to offset supply chain cost increases.

In April 2021, we appointed a Chief Environmental, Social and Governance (“ESG”) officer to define the vision, strategy and execution plan for the company’s ESG efforts. This marked a key milestone in the Company’s advancement of its ESG initiatives that are designed to drive more sustainable long-term results. Also in April 2021, we formed the Semtech Women’s Leadership Council to elevate and empower women, and advise the Company in its efforts to identify, attract and retain top female talent for key engineering, technical and leadership positions. The Semtech Women’s Leadership Council was also established to provide a platform for the exchange of ideas and dialogue for the advancement of the interests of women, and enhance a work environment that benefits from the diversity of opinion, backgrounds and cultures.

Entering fiscal year 2023, customer demand remains strong and supply tight, with many of our suppliers running at or near capacity and our customers competing for the limited supply. We believe our investments

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and the actions we have taken position us well to support our expectations of future growth. The Board of Directors and our management team believe that our strategy to drive long-term growth in net sales and non-GAAP operating income remains sound. Through the efforts of our leadership team, the dedication of our employees, and strong demand for our innovative products, we were able to finish fiscal year 2022 strongly and exceed our annual business plan and we believe we are very well positioned for future success.

FISCAL YEAR 2022 CHIEF EXECUTIVE OFFICER COMPENSATION

In March 2019, our Compensation Committee approved a unique equity compensation program for our Chief Executive Officer in recognition of his exceptional contributions to our success as well as the critical role he plays in executing our strategic plan. As described in more detail in the “Fiscal Year 2020 CEO Equity Incentive Awards” section below, the program consists of a mix of time-vesting restricted stock units (“RSUs”) as well as shares that are eligible to vest based upon stock price appreciation (“Absolute Stock Price PSUs”) and our total shareholder return (“TSR”) relative to the SPDR S&P Semiconductor ETF index (“Relative TSR PSUs”). These awards were granted in March 2019 and represent Mr. Maheswaran’s long-term incentive opportunity for fiscal years 2020-2023. Accordingly, Mr. Maheswaran was not granted any new equity awards in fiscal year 2022.

Mr. Maheswaran was eligible to earn an annual bonus under the CEO Bonus Plan for fiscal year 2022, which was determined based on four factors:

•	35% weighted to our non-GAAP operating income achievement relative to plan

•	25% weighted to our net revenue growth achievement relative to plan

•	20% weighted to our non-GAAP EPS and net revenue growth relative to a group of performance comparators

•	20% weighted to an evaluation of Mr. Maheswaran’s individual performance

The Compensation Committee has maintained a mix of absolute and relative financial performance and individual performance measurements in the CEO Bonus Plan to ensure that Mr. Maheswaran’s performance is evaluated broadly in the context of both short- and long-term objectives that drive shareholder value.

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FISCAL YEAR 2022 NAMED EXECUTIVE OFFICER (OTHER THAN CEO) COMPENSATION

The structure of compensation awarded to our Named Executive Officers, other than our CEO, in fiscal year 2022 was consistent with the approach in fiscal year 2021. In addition to base salary, there were three components of the short- and long-term incentive opportunity awarded to our other Named Executive Officers.

Compensation Component	Summary of Key Terms

Annual Bonus Plan

•  50% of the bonus is based on our achievement of non-GAAP operating income relative to plan

•  50% of the bonus is determined based on an evaluation of each executive’s individual performance and contributions to strategic objectives that are critical for supporting long-term shareholder value creation

Relative TSR PSUs

•  Between 0% and 200% of the target number of units is eligible to vest based on our relative TSR performance during equally weighted 1-, 2-, and 3-year performance periods

•  Our TSR performance is measured as a percentile rank against a comparison group of companies included in the S&P Semiconductor Select Industry Index

•  Our TSR percentile rank must be at least 75% for the maximum number of shares to vest

Time Vesting RSUs	• Shares vest annually over a three-year vesting period measured from the date of grant of the awards

Absolute Stock Price PSUs	• RSUs covered by the award will vest if the 30-day average closing price of our stock equals or exceeds $95.00 prior to March 5, 2024

For fiscal year 2022, our NEOs (other than our CEO) earned annual cash incentive payouts between 91% and 100% of their target incentive for the year based on Company performance and their individual performance, as discussed below.

In addition, there were three tranches of Relative TSR PSUs which had been granted in fiscal years 2020, 2021, and 2022 for which the performance period ended on January 30, 2022 (the last day of our fiscal year 2022). The following chart outlines the percentage of the target number of RSUs subject to the awards that vested based on our performance for performance periods ended January 30, 2022.

Grant Year	Performance Period	Percent of Target RSUs Earned

Fiscal Year 2020	• Fiscal 2020 – 2022 (3 years)	0%

Fiscal Year 2021	• Fiscal 2021 – 2023 (2 years)	0%

Fiscal Year 2022	• Fiscal 2022 – 2024 (1 year)	58.82%

Our Chief Executive Officer did not hold any of the Relative TSR PSU awards noted above. As discussed in more detail below, Mr. Maheswaran held Relative TSR PSUs that were awarded in March 2019 and covered four different vesting periods (the one-, two-, three- and four-year periods beginning with fiscal year 2020). All of the Relative TSR PSUs subject to this award as to which the corresponding performance period has ended have been forfeited without payment. Mr. Maheswaran also held Absolute Stock Price PSUs granted in March 2019 and, as discussed below, the portion of this award that corresponded to a stock price of $71.0013 vested in January 2021.

Our Compensation Committee believes the outcomes of our incentive programs are consistent with a strong pay-for-performance culture, recognizing the below target earnings on both our short- and long-term incentive programs.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 NONBINDING ADVISORY VOTE RESULTS; STOCKHOLDER ENGAGEMENT

The Company’s stockholders are provided with an opportunity to cast an annual non-binding advisory vote on the Company’s executive compensation program through a say-on-pay proposal. At the Company’s Annual Meeting of Stockholders held in June 2021, approximately 96% of the votes cast approved the executive compensation for our NEOs as described in our Proxy Statement for that Annual Meeting.

After consideration of the positive result of the say-on-pay vote at the Company’s Annual Meeting of Stockholders held in June 2021 and feedback received from stockholders, the Compensation Committee determined that the Company’s executive compensation policies for fiscal year 2022 would be similar to those in effect for fiscal year 2021.

As part of its annual process, the Compensation Committee will continue to reach out to and engage with the Company’s stockholders to seek their feedback or to review their voting guidelines and to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

OUR GUIDING COMPENSATION PRINCIPLES

Core Philosophy

Our Compensation Committee believes that Company growth, financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to: (1) align the interests of our executives with the interests of our stockholders; (2) hold our executives accountable for performance, with appropriate performance-based rewards earned in return for superior performance and the risk of reduced or no payment or vesting for those awards if performance falls short of targeted levels; and (3) attract, retain, and motivate qualified and high-performing executives.

Core Components of Compensation and Compensation Levels

To achieve our executive compensation objectives, we have three primary components to our compensation program: (1) base salary; (2) annual cash incentive opportunities; and (3) long-term equity incentive awards. In setting specific base salary, target annual cash incentive and equity award levels for each NEO, the Compensation Committee considers our core executive compensation philosophy and considers and assesses, among other factors it may consider relevant, the following:

•	The compensation levels at our peer group of companies for comparable positions;

•

Various subjective factors relating to the individual recipient – the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and

•

For equity awards, the executive’s historical total compensation, including prior equity grants, tenure with the Company, the number and value of unvested shares and the timing of vesting of those awards, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of non-GAAP operating income, and the potential dilutive effect such grants may have on existing stockholders.

The Compensation Committee gives no single factor any specific weight. Except as otherwise noted below, the Compensation Committee does not target our executives’ compensation levels and elements of our executive compensation program to a specific market or peer group level. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and stockholder interests.

The Compensation Committee assesses executive compensation developments at companies in our peer group, and in the market generally, and has the right to change our executive compensation philosophy, components, levels, and structure from time to time as it may determine are in the best interests of the Company and our stockholders.

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The following table presents the key elements of our executive compensation programs:

Key Elements of Compensation
Element	Purpose	Characteristics

Annual salary	To attract and retain qualified executives.	Provide a stable source of income and be competitive with the applicable market.

Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.

Long-term multi-year equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price; and to provide an additional retention incentive through multi-year vesting schedules.	Performance-based awards make up a significant component — the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals and/or is directly tied to our stock price performance; awards subject to time-based vesting requirements provide retention value.

Other compensation and benefits	To provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement, and deferred compensation plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the core elements on the basis of the element’s usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a significant proportion of total compensation should consist of (1) variable, performance-based components, such as annual cash incentives, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (2) equity compensation, which is structured to reinforce and encourage management’s commitment to enhancing profitability and stockholder value over the long-term.

For fiscal year 2022, total compensation (based on the compensation amounts reported in the Summary Compensation Table except as noted below) for the Company’s NEOs was distributed as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Since the fiscal year 2020 equity awards for Mr. Maheswaran were intended as his only long-term incentive opportunity for fiscal years 2020-2023, and Mr. Maheswaran was not granted any new equity awards in fiscal year 2022, one-quarter of the grant date fair value of the fiscal year 2020 equity awards for Maheswaran have been included in presenting the allocation of his fiscal year 2022 compensation in the chart above.

Pay-for-Performance Philosophy

Our compensation program is designed to drive behavior that supports sustained stockholder returns and effective pay-for-performance outcomes over time. To achieve this objective, the executive compensation program approved by our Compensation Committee: (1) emphasizes, as noted above, both performance-based compensation (through annual cash incentives and performance-based stock awards) and equity compensation (through time-based and performance-based stock awards); (2) balances short-term performance incentives provided by the annual cash incentive plan with long-term performance incentives provided by equity awards; (3) balances the use of absolute performance metrics versus relative performance metrics evaluated against selected peers; and (4) balances the use of formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee.

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Performance goals include non-GAAP operating income, net revenue growth, TSR, earnings per share (“EPS”) and other financial and operational metrics, both on an absolute basis and relative to our group of peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to attract, retain and develop key talent, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.

Our executive compensation philosophy has historically reflected a combination of rigorous performance goals and short- and long-term incentive opportunities that are at least equal to the median for comparable positions in our peer group. In particular, as explained in more detail below, the bonus plan applicable to our NEOs pays 80% of the financial component of the bonus plan when achieving 100% of the non-GAAP operating income goal of the plan. Our NEOs would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

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BEST PRACTICES

We also believe that stockholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓  No Minimum Payouts. We do not have minimum payment levels under our Executive Bonus Plan, our CEO Bonus Plan or for our performance-based equity awards.

✓  Long-Term Equity Incentives. All of our equity incentive awards have multi-year vesting and/or performance requirements, with approximately 50% or more of the target value of equity (or 85% in the case of the last equity awards granted to our CEO) granted to our named executive officers having both time- and performance-vesting requirements.

✓  No Material Perks. We do not provide significant perquisites.

✓  No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross-up” payments (including excise tax gross-up payments in connection with a change in control transaction).

✓  Executive Change in Control Retention Plan Has No Single-Trigger Benefits. Our Executive Change in Control Retention Plan has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits would be triggered automatically by any change in control).

✓  No Re-Pricing of Stock Options. We prohibit re-pricing of “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

✓  Executives Subject to Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, under which the executives are expected to acquire and maintain a specified level of equity ownership in the Company. The CEO’s targeted level of ownership is five times his annual base salary, while our other NEOs’ targeted level of ownership is two times their annual base salary.

✓  Equity Award Holding Period Requirements. Our stock ownership guidelines include equity award holding period requirements. If an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016.

✓  Clawback Policy. The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✓  Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards (including unvested equity awards) and from using the Company’s stock as collateral for any margin account or other form of credit arrangement.

✓  Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.

✓  Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.

✓  Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Management, Consultants and Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee. The Compensation Committee provides regular updates to the Board of Directors regarding its decisions.

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for other executive officers (including our NEOs, other than himself); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions (other than regarding himself).

Our CFO evaluates the financial implications of the Company’s compensation programs. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the NEOs.

Role of Committee Advisors

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2022, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”) as an independent executive compensation advisor.

During fiscal year 2022, Compensia provided support on the following matters:

•	the review and analysis of the compensation for our executive officers, including our CEO and the other Named Executive Officers;

•	the research, development, and review of our compensation and CEO Bonus peer groups;

•	the determination of payouts under our performance share program and CEO bonus plan; and

•	advised the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters.

Compensia did not provide any additional services or products to the Company during fiscal year 2022 beyond the services relating to its support of the Compensation Committee. The Compensation Committee reviewed the services provided by Compensia and considered the factors prescribed by the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market to assess the independence of compensation advisors. Based on its review, the Compensation Committee determined that no conflicts of interest exist between the Company and Compensia and believes that Compensia is independent.

Role of Peer Companies

The Compensation Committee considers various factors and criteria when determining annual salary, target annual cash incentive levels and target annual long-term incentive award values for executives, including

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compensation practices at selected peer companies and industry survey data provided by our compensation consultant. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. The peer company information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company’s compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company. Because the peer companies do not universally report data for positions comparable to each of our NEOs, the Compensation Committee also reviewed market data from the Radford Global Technology survey. The Compensation Committee refers to the survey data generally and does not focus on any particular company within the survey (other than the peer companies noted below).

In selecting our fiscal year 2022 peer group companies, the Compensation Committee focused on publicly-traded companies based in the U.S. that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed-signal semiconductors and integrated circuits. Additionally, the Compensation Committee generally sought to limit the group of peer companies to those that have annual revenue between 33% and 300% of the Company’s annual revenue and market capitalization between 25% and 400% of the Company’s market cap at the time of the peer selection. The Compensation Committee selected the following companies as the peer group of companies for purposes of its fiscal year 2022 executive compensation determinations (collectively, the “Peer Group”):

Ambarella, Inc.	Maxim Integrated Products, Inc.
Cirrus Logic, Inc.	MaxLinear, Inc.
Diodes Incorporated	Monolithic Power Systems, Inc.
Inphi Corporation	Power Integrations, Inc.
Lattice Semiconductor Corporation	Silicon Laboratories Inc.
MACOM Technology Solutions Holdings, Inc.	Synaptics, Incorporated
Marvell Technology Group Ltd.	Wolfspeed, Inc. (f/k/a Cree, Inc.)

Based on the Committee’s review of the industry and the revenue and market capitalization criteria noted above, the Compensation Committee included Wolfspeed, Inc. (f/k/a Cree, Inc.) in the Peer Group for fiscal year 2022. In addition, Integrated Device Technology, Inc. was removed from the Peer Group for fiscal year 2022 because it was acquired and ceased to be publicly-traded. Cypress Semiconductor Corporation was removed because it was acquired in April 2020 by Infineon Technologies.

COMPONENTS OF OUR 2022 EXECUTIVE COMPENSATION PROGRAM

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed appropriate at any time to help ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting base salary levels for our NEOs, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and prior changes to the executive’s compensation. For newly-hired executives, the Compensation Committee also considers the executive’s compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these

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COMPENSATION DISCUSSION AND ANALYSIS

factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

In March 2021, the Compensation Committee approved salary increases for three of our NEOs as detailed below:

Named Executive Officer	FY21 Annual Salary	FY22 Annual Salary	Percent Increase (FY22 vs. FY21)
Mr. Maheswaran	$650,000	$680,000	4.6%
Mr. Chukwu	$410,000	$430,000	4.9%
Mr. Beauchamp (1)	$400,644	$420,000	4.8%
Mr. Fulton	$350,000	$385,000	10.0%
Mr. Silberstein	$400,000	$410,000	2.5%

(1)

Mr. Beauchamp’s annual base pay is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1 CAD = 0.78243 USD which was the CAD to USD conversion rate as of January 30, 2022.

The Compensation Committee determined to approve salary increases for each of our NEOs primarily to provide them with competitive salary levels taking into consideration the compensation data for similar positions at the peer group companies.

Executive Bonus Plan

Annual cash incentive awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Annual cash incentive goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company’s fiscal year Annual Business Plan (“ABP”).

As part of the process used by the Compensation Committee in reviewing the fiscal year ABP, the Compensation Committee reviews the goals of each NEO with respect to their business unit or corporate function. The Compensation Committee also reviews the fiscal year ABP in light of available business intelligence, forecasts, and projections with the objective that, in the judgment of the Compensation Committee, superior performance would be required to achieve the key financial objectives established for the program. For the CEO, the Board weighs four factors: (1) non-GAAP Operating Income Performance, (2) net revenue growth (year-over-year), (3) non-GAAP EPS growth and net revenue growth as compared to the “CEO Bonus Peers” (defined below), and (4) the evaluation of the CEO’s individual performance by the Board of Directors. The Compensation Committee believes that this approach results in having consistent financial performance targets apply for annual cash incentive purposes from the senior executive level to the middle management and functional professional employees serving the Company.

Each executive has a target annual cash incentive potential that is set as a percentage of annual base salary. That target annual cash incentive is set by the Compensation Committee for each executive officer position after considering the factors noted above under “Core Components of Compensation and Compensation Levels” and the target annual cash incentive levels of comparable positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target annual cash incentive levels and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

As noted above, the Compensation Committee sets what it believes to be aggressive annual business plan goals for the cash incentive plan. The approach of the Compensation Committee is to set business plan

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goals such that, in its judgment, achievement of those goals will result in the Company generally outperforming its peer group of companies. Because the Compensation Committee believes the goals established for the annual bonus plan are rigorous and will be achieved only if the Company performs at a high level, the Compensation Committee sets the target opportunity for the annual cash incentive plan above the median for comparable positions in our Peer Group to provide appropriate incentives for strong performance. Consistent with this approach, annual cash incentives for our NEOs generally paid out below targeted levels for fiscal year 2020, below targeted levels for fiscal year 2021, and at or slightly below targeted levels for fiscal year 2022. Also, as explained in more detail below, even if the Company achieved 100% of the target level of the key financial goal, the program only pays 80% for that portion of the target annual cash incentive. An NEO would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

Executive Bonus Plan (excluding CEO)

Our NEOs (other than our CEO) participate in an annual cash incentive program (referred to herein as the “Executive Bonus Plan”). The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash incentive based on the Company’s performance in relation to certain pre-established annual financial goals as well as the executive’s individual performance.

For fiscal year 2022, the target annual cash incentive potential (expressed as a percentage of base salary) for each of our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Annual Cash Incentive as Percentage of Base Salary
Mr. Chukwu Executive Vice President and Chief Financial Officer	80%
Mr. Beauchamp Executive Vice President and General Manager, Signal Integrity Products Group	80%
Mr. Fulton Senior Vice President and General Manager, Wireless and Sensing Products Group	75%
Mr. Silberstein Executive Vice President, Worldwide Operations and Information Technology	80%

These target incentives for fiscal year 2022 were the same as the fiscal year 2021 level for each NEO, except that the Compensation Committee, taking into consideration the compensation data for similar positions at the peer group companies, the Company’s executive compensation philosophy, and internal pay equity considerations, raised Mr. Fulton’s target incentive from 70% to 75% of his base salary.

Under the Executive Bonus Plan, each executive’s target annual cash incentive for fiscal year 2022 was scored in two parts. Fifty percent (50%) of the target annual cash incentive potential was based on the Company’s attainment of a key financial goal for the fiscal year (the “Company Performance Portion”) as set by the Compensation Committee. The remaining fifty percent (50%) of the executive’s target annual cash incentive potential was based on the executive’s individual performance for the fiscal year (the “Individual Performance Portion”). The Compensation Committee believes that allocating 50% of the annual target incentive for the NEOs (other than the CEO) to the individual performance component provides it with the flexibility to incentivize and reward achievements that promote the long-term growth and success of the Company, and that the allocation between Company and individual performance creates an appropriate balance between achieving short-term (one year) financial objectives and longer term infrastructure and product expansion goals.

The Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment.

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COMPENSATION DISCUSSION AND ANALYSIS

Company Performance Portion of Fiscal Year 2022 Executive Bonus Plan (excluding CEO)

As described above, the financial goals are established by the Compensation Committee for the applicable fiscal year. For fiscal year 2022, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. The Compensation Committee believes non-GAAP operating income is currently the best measure of the Company’s core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee further believes that non-GAAP operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

The target set for fiscal year 2022 non-GAAP operating income was $191,769,000, which was approximately 37% higher than our non-GAAP operating income achieved for fiscal year 2021 as taken into account in determining fiscal year 2021 bonuses for the NEOs. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company

Performance Portion payable based on actual fiscal year 2022 non-GAAP operating income performance against the fiscal year 2022 goal of $191,769,000 as follows:

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Company Performance Portion Payable
Below 73% of the target	0%
73% of the target	50%
85% of the target	60%
95% of the target	70%
100% of the target	80%
105% of the target	100%
110% of the target	110%
115% of the target	120%
120% of the target	125%
125% of the target	130%
130% of the target	135%
135% of the target	140%
140% of the target	145%
145% of the target or above	150%

For fiscal year 2022, the non-GAAP operating income achieved was $202,792,000, resulting in a 101.49% payout for the Company performance portion of the Executive Bonus Plan.

Individual Performance Portion of Fiscal Year 2022 Executive Bonus Plan (excluding CEO)

For each executive’s Individual Performance Portion of the Executive Bonus Plan, the Compensation Committee receives and considers the CEO’s subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any one factor. Matters evaluated include:

(1)	Performance of the business or functional unit or department the executive is responsible for managing.

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(2)	The executive’s contributions to achievement of the Company’s financial and operational goals and strategic objectives.

(3)	The ability of the executive to lead and develop key subordinates.

(4)	Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion as recommended by the CEO (for NEOs other than himself) and approved by the Compensation Committee.

The Individual Performance Portion for each NEO reflects the Compensation Committee’s assessment of the performance of the department or business unit the executive is responsible for, the executive’s individual performance as assessed by the CEO, and the executive’s contributions to the Company’s overall operating performance. The following NEO achievements in fiscal year 2022 were highlighted in the Compensation Committee’s determinations:

NAMED EXECUTIVE OFFICER	KEY ACCOMPLISHMENTS
Mr. Chukwu

•   Mr. Chukwu, with several new hires this past year, has significantly upgraded the Finance organization as well as its processes and systems.

•   His focus on both revenue growth and profitability has resulted in gross margin and operating margin expansion.

•   His leadership of the Company’s financial performance helped the Company to achieve record financial results.

Mr. Beauchamp

•   Through Mr. Beauchamp’s leadership, the Company’s Signal Integrity Products Group delivered record financial performance in fiscal year 2022.

•   Continued to strengthen our position in the data center market with the release of the Tri-Edge platform for 50G PAM4 CDRs targeted at 100Gbps, 200Gbps and 400Gbps Optical Modules and Active Optical Cables.

•   Despite geopolitical and COVID-19 headwinds, the Signal Integrity Products group has continued to deliver innovative and disruptive technology platforms to the global infrastructure market.

Mr. Fulton

•   Led our Wireless and Sensing Products Group to achieve record financial results in fiscal year 2022 and position the Group for growth in the years ahead.

•   Achieved new records in the number of global operators, network providers, gateways and end devices deployed in fiscal year 2022.

•   Further enhanced the vision, strategy and execution plan for our LoRa cloud services initiative that we believe will yield positive results in the coming years.

•   With his focus on global execution and strong teamwork, Mr. Fulton has driven a coordinated and robust strategy for the Wireless and Sensing Products Group.

Mr. Silberstein

•   Despite numerous supply chain and COVID-19 challenges, Mr. Silberstein led the Company’s global Operations and IT systems to ensure the Company was not severely impacted.

•   His strong leadership through these challenges, including ongoing country lock-downs and increases in supply chain cycle times, helped the Company achieve its record financial performance.

•   His organization executes at a very high level, and continues to improve its processes and systems.

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COMPENSATION DISCUSSION AND ANALYSIS

After consideration of the factors and accomplishments described above, the Committee approved the following individual performance factors: Mr. Chukwu – 95%; Mr. Beauchamp – 99%; Mr. Fulton – 98%; and Mr. Silberstein – 98%.

Total Fiscal Year 2022 Executive Bonus Plan Payments (excluding CEO)

The combination of the Company Performance Portion and the Individual Performance Portion for each NEO resulted in the following annual cash incentive payments to the NEOs for fiscal year 2021 under the Executive Bonus Plan, with Mr. Powell’s cash incentive payment for fiscal year 2021 paid at the “target” level as agreed upon in connection with his joining the Company.

NAMED EXECUTIVE OFFICER	TARGET BONUS	ACHIEVED BONUS

Mr. Chukwu	$344,000	$337,980

Mr. Beauchamp (1)	$335,874	$334,195

Mr. Fulton	$288,750	$288,028

Mr. Silberstein	$328,000	$327,180

(1)

Mr. Beauchamp’s target bonus amount is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1 CAD = 0.78243 USD which was the CAD to USD conversion rate as of January 30, 2022.

CEO Bonus Plan

The Company maintains an annual cash incentive plan for our CEO (the “CEO Bonus Plan”). The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target annual cash incentive potential expressed as a percentage of base salary, which the CEO is eligible to receive based on the achievement of certain absolute and relative financial goals and on the Board’s assessment of the CEO’s overall performance. The CEO Bonus Plan provides that, depending on performance, the CEO’s annual cash incentive payout in any year may range from 0% to 200% of the CEO’s annual bonus potential. For fiscal year 2022, the target annual cash incentive for Mr. Maheswaran was 125% of his annual base salary (or $850,000).

The CEO Bonus Plan contained four weighted factors: (1) non-GAAP Operating Income Performance; (2) net revenue growth (year-over-year); (3) non-GAAP EPS growth and net revenue growth as compared to the CEO Bonus Peers; and (4) the evaluation of the CEO’s individual performance by the Board of Directors. These factors and their weighting are described below.

•

Non-GAAP Operating Income Performance – 35% of the CEO’s annual cash incentive was based on the Company’s attainment of non-GAAP operating income goals ($191,769,000, which was approximately 37% higher than our non-GAAP operating income achieved for fiscal year 2021 as taken into account in determining the fiscal year 2021 bonus for the CEO). This portion of the CEO Bonus Plan used the same non-GAAP operating income target as under the Company Performance Portion of the Executive Bonus Plan as discussed above. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment.

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Non-GAAP Operating Income as a Percentage of the Target	Percentage of Attainment

Below 73% of the target	0%

73% of the target	50%

85% of the target	60%

95% of the target	70%

100% of the target	80%

105% of the target	100%

110% of the target	110%

115% of the target	120%

120% of the target	125%

125% of the target	130%

130% of the target	135%

135% of the target	140%

140% of the target	145%

145% of the target	150%

150% of the target or better	200%

•

Net Revenue Growth – 25% of the CEO’s annual cash incentive was based on net revenue growth goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% or less than 0%):

Attainment Percentage	=	100% multiplied by	(Fiscal year 2022 net revenue minus prior fiscal year 2021 net revenue) (Net revenue from the 2022 Annual Business Plan minus prior fiscal year 2021 net revenue)

•

Non-GAAP EPS Growth and Net Revenue Growth compared to CEO Bonus Peers – 20% of the CEO’s annual cash incentive was based on the Company’s achievements in net revenue growth and non-GAAP EPS growth, as measured relative to such growth at the following companies (collectively, the “CEO Bonus Peers”), which were selected and established as the CEO Bonus Peers by the Compensation Committee for fiscal year 2022:

Ambarella, Inc.

Cirrus Logic, Inc.

Wolfspeed, Inc. (f/k/a Cree, Inc.)

Diodes Incorporated

Inphi Corporation

Lattice Semiconductor Corporation

MACOM Technology Solutions Holdings, Inc.

Marvell Technology Group Ltd.

Maxim Integrated Products, Inc.

MaxLinear, Inc.

Microchip Technology Incorporated

Monolithic Power Systems, Inc.

ON Semiconductor Corporation

Power Integrations, Inc.

Silicon Laboratories, Inc.

Synaptics, Incorporated

For each CEO Bonus Peer, non-GAAP EPS growth and net revenue growth were measured by comparing that company’s performance for its four consecutive fiscal quarters ending in the Company’s fourth quarter of its 2022 fiscal year against the company’s performance levels for the same four consecutive fiscal quarters one year prior, in each case as reflected in its reported financial information.

The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes as compared to the Peer Group used generally for compensation comparisons identified above. The fiscal year 2022 CEO Bonus Peers were specifically selected for use

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COMPENSATION DISCUSSION AND ANALYSIS

to measure our CEO’s performance based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. Since this group of companies was used to measure performance as described above and not as a reference point to establish actual compensation levels, the Compensation Committee did not feel it necessary or appropriate to limit the group of companies considered based on the size of the company. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran.

The payout percentage for this portion of the CEO Bonus Plan is calculated by reference to the following chart based on the Company’s level of performance to the CEO Bonus Peers for the two relative performance measures. As indicated in the chart, if the Company did not achieve the threshold 50th percentile level for both the non-GAAP EPS growth metric and the net revenue growth metric, no payout would be made.

		Non-GAAP EPS Growth Relative to Peers

		< 50th Percentile	50th - 75th Percentile	≥ 75th Percentile

Net Revenue Growth Relative to Peers	< 50th Percentile	0%	50%	50%
	50th - 75th Percentile	50%	100%	150%
	≥ 75th Percentile	50%	150%	200%

•

Board of Directors CEO Performance Evaluation – 20% of the CEO’s annual cash incentive is based on the assessment by the Board (excluding the CEO) of the CEO’s overall performance and leadership. The Board evaluates the CEO’s individual performance in five major categories:

1.	Strategy – including establishment of, and attainment in relation to, annual and longer-range strategic objectives.

2.

Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

3.	Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

4.	Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

5.	Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO’s individual performance by the Board involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above. The Board considers all of these factors to be equally weighted in making its evaluation.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

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COMPENSATION DISCUSSION AND ANALYSIS

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment to the CEO.

Fiscal Year 2022 CEO Bonus Plan Targets and Results

Our actual performance against the goals established for fiscal year 2022 under the CEO Bonus Plan are discussed below.

Non GAAP Operating Income Performance – The non-GAAP operating income goal and scoring matrix for the CEO Bonus Plan are the same as that set forth for the Executive Bonus Plan described above under “Executive Bonus Plan – Company Performance Portion of Fiscal Year 2022 Executive Bonus Plan (excluding CEO).” For fiscal year 2022, the non-GAAP operating income goal was set at $191,769,000 as a part of the ABP process. This goal was approximately 37% higher than our non-GAAP operating income achieved for fiscal year 2021 and taken into account under our fiscal year 2022 CEO Bonus Plan. At the time the fiscal year 2022 non-GAAP operating income goal was set, the Compensation Committee’s judgment was that this goal would be difficult to achieve. For fiscal year 2022, the non-GAAP operating income achieved was $202,792,000, resulting in a 101.49% payout for this portion of the CEO Bonus Plan.

Net Revenue Growth (Year-over-Year) – The net revenue goal established by the Board in the Company’s fiscal year 2022 ABP was $695,886,000, which reflected revenue growth of approximately 17% above actual fiscal year 2021 net revenue. The Compensation Committee believed that, in the general economic environment at the time the net revenue growth goal was being established, with the global business forecasts available to us, achieving that specified level of net revenue would be challenging yet achievable. The net revenue taken into account under the CEO Bonus Plan for fiscal year 2022 was $740,858,000, resulting in a 144.63% payout for this portion of the CEO Bonus Plan.

Performance Relative to CEO Bonus Peers based on non-GAAP EPS Growth and Net Revenue Growth – This portion of the CEO Bonus Plan is based on a combination of the Company’s net revenue growth and EPS growth as compared to the CEO Bonus Peers identified above. The Company’s non-GAAP EPS growth for the full fiscal year 2022 was an increase of 49% year-over-year. This EPS performance was at the 43rd percentile relative to the CEO Bonus Peers. The Company’s net revenue for the full fiscal year 2022 was an increase of 24% year-over-year. This net revenue growth performance was at the 43rd percentile of the CEO Bonus Peers. The combined performance on net revenue growth and EPS growth resulted in a 0% payout for this portion of the CEO Bonus Plan.

Board of Directors CEO Individual Performance Evaluation – In addition to considering financial results, the Board also evaluated the CEO’s performance for fiscal year 2022 in the five individual performance categories noted above.

Fiscal year 2022 saw the continuation of many of the challenges resulting from the COVID-19 pandemic. In addition, demand volatility and supply constraints only increased in fiscal year 2022. Semtech’s sales and operations teams were able to effectively manage these challenges as the Company achieved record revenues, gross margins, and non-GAAP operating income. The Board believes that the steadiness and strength of our financial and strategic position in the market enabled us to manage the uncertainties and risks throughout the year. The Board concluded that Mr. Maheswaran had led the company extremely well in a very challenging business environment.

Under Mr. Maheswaran’s leadership, we continued to invest and execute on delivering a strong portfolio of products and improving our strategic position in our target markets. In fiscal year 2022, LoRaWAN® was recognized as a global standard by the International Telecommunications Industry as an international standard for LPWAN networks. We continued to expand the LoRa ecosystem with Microsoft and EchoStar joining the LoRa Alliance. We achieved new records in the number of global operators, network providers, gateways and end devices deployed in fiscal year 2022. We also continued to strengthen our position in the

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COMPENSATION DISCUSSION AND ANALYSIS

data center market with the release of the Tri-Edge platform for 50G PAM4 CDRs targeted at 100Gbps, 200Gbps and 400Gbps Optical Modules and Active Optical Cables. In addition, we further strengthened our technology leadership in the 10GPON market and in the rapidly growing 5G infrastructure markets. We also strengthened our unique technology position in both the Proximity Sensing and Protection areas targeted at consumer equipment utilizing high energy radios. These positions are being established after several years of critical technology investment and development.

Other key achievements under Mr. Maheswaran’s leadership included the continued improvement of our infrastructure with no major cyber security events in fiscal year 2022, the appointment of the Company’s first ESG officer to spearhead the Company’s efforts in these critical areas, and the establishment of Semtech’s Women’s Leadership Council to elevate and empower this critical group within the workforce. Mr. Maheswaran also continued strong management of our operations and balance sheet, and our ongoing outreach to our stockholders and potential new stockholders. The Compensation Committee also considered the Board’s comments and input on the performance of the CEO in the five major categories discussed above. Taking all of these items into account, the Compensation Committee established an individual performance factor of 180% for this portion of the CEO Bonus Plan.

CEO Annual Cash Incentive Payment for Fiscal Year 2022

Based on the established goals and the results described above, for fiscal year 2022, Mr. Maheswaran received a total payout under the CEO Bonus Plan of $915,272, equal to 107.67% of his target annual cash incentive amount.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company’s stockholders, complement annual cash incentives by motivating executives to create and sustain value in the Company, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price.

The following discussion of equity awards generally applies to the equity awards granted in fiscal year 2022 to our Named Executive Officers other than our CEO. Our CEO did not receive any new equity awards in fiscal year 2022.

The equity award vehicles used in fiscal year 2022 for the Named Executive Officers who received new awards were:

•	time-based restricted stock unit awards that vest in three equal annual installments (“Time-Based Units”);

•	restricted stock units that vest based on our TSR percentile rank against a comparison group of companies over 1-, 2- and 3-year performance periods (“Performance-Based Units”); and

•

restricted stock units that vest if, during any period of 30 consecutive trading days that commences and ends during a Performance Period ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00 (“Absolute Stock Price PSUs”).

In granting equity awards, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and the value of such awards in comparison to awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee’s judgment. After consideration of these factors, the Compensation Committee determined that our Named Executive Officers who received new awards in fiscal year 2022 would receive Time-Based RSUs and Performance-Based RSUs and the number of shares subject to the Time-Based Units and the target number of shares subject to the Performance-Based Units were each weighted equally prior to considering the grant of any Absolute

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Stock Price PSUs. The inclusion of Absolute Stock Price PSUs in the equity award mix for fiscal year 2022 is discussed below.

Our equity incentive awards are subject to multi-year vesting. The Time-Based Units and Performance-Based Units awarded to our Named Executive Officers in fiscal year 2022 vest over three years, and the Absolute Stock Price PSUs require continued employment through the satisfaction of the performance goal under the award. This multi-year element serves as a significant “holding period” in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long-term interests of the executive with the long-term interests of the Company’s stockholders and functions as a retention incentive for the executive.

Restricted Stock Unit Awards

Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee’s discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. The Compensation Committee believes that grants of Time-Based Units are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We also believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. In addition, the Time-Based Units serve as a retention incentive over the multi-year vesting period. Time-Based Units granted to our NEOs in fiscal year 2022 vest annually over three years from the date of grant, subject to the executive’s continued employment with the Company.

Performance-Based Restricted Stock Units

The Performance-Based Units granted to the NEOs in fiscal year 2022 are eligible to vest based on the Company’s TSR relative to a comparison group of companies included in the S&P Semiconductor Select Industry Index (the “Index”). The Compensation Committee believed that relative TSR would be an effective measure for evaluating our performance over a sustained time horizon while adjusting for broader market conditions in a volatile industry sector. The availability of an index comprised of a group of comparable semiconductor companies provides a strong benchmark for comparison of our relative TSR performance, and the use of relative TSR as a performance metric supplements the financial metrics we use to evaluate performance under our bonus plan. The Index was selected for purposes of this relative measure because of its focus on the semiconductor industry.

A target number of Performance-Based Units is covered by each award, with one-third of the target number of units allocated to each of the three performance periods covered by the award (with the first period consisting of our 2022 fiscal year, the second period consisting of our 2022 and 2023 fiscal years, and the third period consisting of our 2022, 2023 and 2024 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined as follows:

TSR Percentile Rank	Award Multiplier
75th or greater	200%
50th	100%
25th	50%
Less than 25th	0%

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COMPENSATION DISCUSSION AND ANALYSIS

The TSR Percentile Rank for a performance period is the percentile ranking of our TSR for that performance period as compared to the TSRs achieved by the companies comprising the Comparison Group for that performance period. The “Comparison Group” means each of the companies included in the Index as of the first day of the performance period that remains a publicly traded company through the last day of the performance period, with any company included in the Index as of the first day of the performance period that does not remain a publicly traded company through the last day of the performance period as a result of such company’s bankruptcy, insolvency or liquidation included but its TSR for that performance period is deemed to be -100%. For these purposes, TSR for both the Company and the Comparison Group companies is calculated based on the average closing prices over the 30-trading-day period preceding the performance period and the 30-trading day period ending with the last day of the performance period and assuming in each case that all dividends issued over the performance period are reinvested as of the payment date. The Award Multiplier for a performance period determined based on the TSR Percentile Rank for that performance period is applied to the target number of shares allocated to the applicable performance period. If the TSR Percentile Rank falls between two levels in the table above, the Award Multiplier will be determined using straight line interpolation between those levels. In addition, if the Company’s TSR for a particular performance period is negative, the Award Multiplier for that performance period is capped at 100%.

Absolute Stock Price PSUs

The Absolute Stock Price PSUs awarded in fiscal year 2022 are similar to the Absolute Stock Price PSUs awarded to Mr. Maheswaran in fiscal year 2020, as discussed below, except that the Absolute Stock Price PSUs awarded to our other NEOs in fiscal year 2022 do not have vesting goals tied to achievement of a $71.00 stock value. The Absolute Stock Price PSUs awarded in fiscal year 2022 are entirely performance-based and vest if, during any period of 30 consecutive trading days that commences and ends during a performance period ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a change in control of the Company occurs during the performance period, the Absolute Stock Price PSUs will vest in full if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00, and there will be proportionate vesting (between 0% and 100%) if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00.

Absolute Stock Price PSUs were added to the equity award mix for fiscal year 2022 to provide the senior management team with an incentive that is directly dependent upon achieving significant stock price appreciation and to align the interests of our senior management team (as Mr. Maheswaran had previously received Absolute Stock Price PSUs, discussed below, that remained outstanding).

The closing price of a share of the Company’s common stock on March 9, 2021, the date of grant of these awards, was $68.14. Accordingly, based on that closing price, the price of a share of the Company’s common stock would need to appreciate by approximately 39% during the approximate three-year period that these awards will be outstanding (the performance period ends March 5, 2024) in order for the awards to vest. Achieving a $95.00 stock price would reflect an increase in stockholder value of more than $1.7 billion within that three-year performance period (measured based on the number of shares of the Company’s common stock outstanding on the date of grant of the award and the closing price of a share of common stock of the Company on the date of grant of the award).

Adding these awards to the equity award mix resulted in each NEO (other than our CEO) receiving stock awards in fiscal year 2022 that had a total grant date fair value that significantly exceeded the total grant date fair value of the equity awards granted to the NEO in fiscal year 2021. However, the Compensation Committee believed that the fiscal year 2022 increase in compensation that resulted from these awards was appropriate given the special nature of the grants, the significant stock price appreciation that would be required in order for the Absolute Stock Price PSUs to vest, the alignment created with Mr. Maheswaran’s outstanding Absolute Stock Price PSUs, and the direct alignment with stockholder interests. Absolute Stock

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Price PSUs were not included in the fiscal year 2023 equity award mix for our NEOs and there is no expectation that any such additional awards would be included in the fiscal year 2024 equity award mix for our NEOs.

Fiscal Year 2022 Annual Equity Incentive Awards

For fiscal year 2022, the Compensation Committee granted our NEOs (with the exception of the CEO, who did not receive new equity awards in fiscal year 2022) annual Time-Based Units, Performance-Based Units and Absolute Stock Price PSUs covering the number of shares of our common stock set forth in the following table. As noted above, the Compensation Committee believed that this mix of awards was consistent with our performance-based philosophy as a substantial portion of each NEO’s total annual equity awards was performance-based. With the inclusion of Absolute Stock Price PSUs in the award mix for fiscal year 2022, approximately 62% (based on the target number of units awarded) of the equity awards granted to our NEOs in fiscal year 2022 were subject to performance-based vesting requirements.

Executive	Time-Based Units	Performance-Based Restricted Stock Units (Target)	Absolute Stock Price PSUs
Mr. Chukwu	13,380	13,380	7,042
Mr. Beauchamp	10,563	10,563	7,042
Mr. Fulton	10,563	10,563	7,042
Mr. Silberstein	9,859	9,859	5,634

Vesting of Fiscal Year 2022, 2021 and 2020 Performance-Based Awards

As noted above, the first performance period for the fiscal year 2022 Performance-Based Units awarded to our NEOs consisted of our 2022 fiscal year, the second performance period for the fiscal year 2021 Performance-Based Units awarded to our NEOs consisted of our 2021 and 2020 fiscal years, and the third performance period for the fiscal year 2020 Performance-Based Units awarded to our NEOs consisted of our 2020, 2021 and 2022 fiscal years.

Our Performance-Based Units granted in fiscal years 2021 and 2020 are similar to our Performance-Based Units granted in fiscal year 2022, except that performance-based vesting is measured using the chart below based on the Company’s TSR for the applicable performance period relative to the TSR of the SPDR S&P Semiconductor ETF for that performance period. A target number of Performance-Based Units is covered by each award, with one-third of the target number of units allocated to each of the three performance periods covered by the award. Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period determined as follows:

Relative TSR Percentage	Award Multiplier
+50% or greater	200%
+25%	150%
0%	100%
-30%	25%
Less than -30%	0%

The Relative TSR Percentage for a performance period is equal to our TSR for that period minus the TSR of the SPDR S&P Semiconductor ETF for that performance period. The Award Multiplier is applied to the target number of shares allocated to the applicable performance period. If the Relative TSR Percentage falls between two levels in the table above, the Award Multiplier will be determined using straight line interpolation between those levels. In addition, if the Company’s TSR for a particular performance period is negative, the Award Multiplier for that performance period is capped at 100%.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Relative TSR Percentage (or TSR Percentile Rank as to the Performance-Based Units granted in fiscal year 2022) and Award Multiplier for the applicable performance periods are shown in the table below.

Year of Grant	Measurement Period	% of Target Award Tied to Period	SMTC TSR	Index TSR	Relative TSR Percentage / TSR Percentile Rank (as applicable)	Award Multiplier (% of Target Units Vesting)
Fiscal Year 2020	3 years Ending FYE22	33 1/3%	72.45%	244.20%	-171.75%	0.00%
Fiscal Year 2021	2 years Ending FYE22	33 1/3%	55.96%	111.02%	-55.07%	0.00%
Fiscal Year 2022	1 year Ending FYE22	33 1/3%	9.15%	—	29.41th	58.82%

The remaining one-third of the total number of Performance-Based Units granted in fiscal year 2021 remain outstanding and eligible to vest based on our relative TSR performance during the three-year performance period consisting of our fiscal years 2021-2023.

The remaining two-thirds of the total number of Performance-Based Units granted in fiscal year 2022 remain outstanding and eligible to vest based on our relative TSR performance during two- and three-year performance periods consisting of our fiscal years 2022-2023 and our fiscal years 2022-2024, respectively.

Fiscal Year 2020 CEO Equity Incentive Awards

In March 2019, our Compensation Committee approved a unique equity compensation program for our Chief Executive Officer in recognition of his exceptional contributions to our success as well as the critical role he plays in executing our strategic plan. As described in more detail below, the program was heavily weighted to performance-based equity. The Compensation Committee intends that the award represents Mr. Maheswaran’s entire long-term equity incentive award opportunity for fiscal years 2020-2023, and does not intend to grant an additional equity award to Mr. Maheswaran before fiscal year 2024.

The March 2019 award granted to Mr. Maheswaran consisted of the following three distinct components:

•	RSUs scheduled to vest annually over a four-year vesting period measured from the date of grant of the awards.

•

Performance-Based Units that followed the design of the Performance-Based Units awarded to our NEOs in fiscal year 2020, except that the vesting period of the award was extended from three years to four years (“Relative TSR PSUs”). These Performance-Based Units were eligible to vest based on the Company’s TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), applying the same vesting schedule and methodology as applied to the Performance-Based Units granted to our NEOs in fiscal year 2020, except that the award consists of four performance periods (with one-quarter of the target number of units covered by the award allocated to each of the four periods, and with the first period consisting of our 2020 fiscal year, the second period consisting of our 2020 and 2021 fiscal years, the third period consisting of our 2020, 2021 and 2022 fiscal years, and the fourth period consisting of our 2020, 2021, 2022, and 2023 fiscal years). Between 0% and 200% of the target number of units allocated to each of those periods is eligible to vest based on our relative TSR performance through the end of that period.

•

The other type of Performance-Based Unit awarded to Mr. Maheswaran in fiscal year 2020 was subject to the attainment of pre-established absolute stock price levels (“Absolute Stock Price PSUs”). Specifically, this award was eligible to vest during the period commencing March 5, 2019 and ending March 5, 2024 (the “Performance Period”) as follows: 30% of the restricted stock units covered by the award would vest if, during any period of 30 consecutive trading days that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $71.00; and the award will vest in full if, during any period of 30 consecutive trading days that

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commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a change in control of the Company occurs during the Performance Period: 30% of the award would vest if the $71.00 vesting level under the awards was not previously attained and the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $71.00; the awards will vest in full if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value equal to or greater than $95.00; and there will be proportionate vesting (between 30% and 100% of the unvested portion of the award) if the Company’s stockholders become entitled to receive per-share consideration in the transaction having a value between $71.00 and $95.00.

The first three tranches of the Relative TSR PSUs awarded to Mr. Maheswaran in March 2019 (corresponding to the fiscal year 2020 measurement period, the fiscal years 2020 and 2021 measurement period, and the fiscal years 2020, 2021 and 2022 measurement period, and covering three-quarters of the target number of Relative TSR PSUs originally granted pursuant to the award) have been forfeited because the threshold level of relative TSR performance required in order for any portion of these tranches to vest was not achieved.

The Absolute Stock Price PSUs corresponding to the $71.00 vesting level (30% of the total Absolute Stock Price PSUs awarded) vested on January 8, 2021 based on the average closing prices of the Company’s common stock for the period of 30 consecutive trading days ending on that date ($71.0013; the “January 8, 2021 Average Price”). The January 8, 2021 Average Price that resulted in the vesting of the first tranche of the Absolute Stock Price PSUs represented an increase in stockholder value of more than $1 billion over the value of the Company on the date of grant of the award (based on the January 8, 2021 Average Price of $71.0013 and the value of a share of the Company’s common stock on the date of grant of the award of $55.04).

Fiscal Year 2023 Equity Awards

Consistent with the Compensation Committee’s intent in granting Mr. Maheswaran’s equity award in fiscal year 2020, Mr. Maheswaran did not receive any new equity awards from the Company for fiscal year 2023.

Our equity awards for our other NEOs in fiscal year 2023 consist of two types of awards: Time-Based Units and Relative TSR PSUs. As the Absolute Stock Price PSUs awarded in fiscal year 2022 remained outstanding because the $95.00 stock price vesting level had not been attained, Absolute Stock Price PSUs were not included in the equity award mix for fiscal year 2023.

The Compensation Committee granted our NEOs the following number of Time-Based Units and Relative TSR PSUs for fiscal year 2023 in March 2022:

Executive	Time-Based Units	Performance-Based Restricted Stock Units (Target)
Mr. Maheswaran	–	–
Mr. Chukwu	17,572	14,377
Mr. Beauchamp	15,974	14,377
Mr. Fulton	15,974	13,578
Mr. Silberstein	15,974	13,578

Mr. Maheswaran did not receive any new Absolute Stock Price PSUs, or any other new equity award, from the Company for fiscal year 2023.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation

Perquisites and Benefits

During fiscal year 2022, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits on the same terms made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

In addition to the standard benefits offered to all of our employees generally, our U.S.-based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Executive Nonqualified Excess Plan, as amended and restated (our “Deferred Compensation Plan”), which allows our executives to elect to defer annual salary and/or annual cash incentive income. The Deferred Compensation Plan is unfunded and unsecured; however, the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. For fiscal year 2022, the Company matched, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. The Compensation Committee believes that providing the NEOs with this deferred compensation opportunity is a cost-effective way to permit the executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see “Nonqualified Deferred Compensation Plan-Fiscal Year 2022” in this Proxy Statement.

Severance; CEO Offer Letter

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to an NEO on a case-by-case basis. Currently, Mr. Maheswaran is our only NEO covered by an agreement with the Company that provides for severance benefits outside the context of a change in control transaction.

In November 2019, the Company entered into an amended and restated offer letter with Mr. Maheswaran (the “Offer Letter”). The Compensation Committee determined that continuing to provide Mr. Maheswaran with certain severance and other protections under the Offer Letter was appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he no longer works for the Company.

The Offer Letter provides for a five-year term commencing November 20, 2019, which will automatically be extended for additional one-year periods thereafter unless either party gives written notice at least 90 days in advance that the term will not be extended. Under the Offer Letter, Mr. Maheswaran will continue to serve as the Company’s President and Chief Executive Officer, will be nominated for re-election to the Board in connection with any expiration of his term in office as a member of the Board (unless such nomination is prohibited by law or an applicable listing standard), will receive an annual base salary of not less than $620,000 (subject to annual review by the Compensation Committee, but the Compensation Committee may not decrease such annual base salary rate), will receive Company equity awards in the discretion of the Compensation Committee, and will participate in the Company’s Chief Executive Officer Bonus Plan with an annual target bonus of not less than 125% of his base salary. Mr. Maheswaran is also entitled to participate in the Company’s benefit plans made generally available to the Company’s salaried employees and to participate in the Deferred Compensation Plan, with the Company matching the first 10% of his contributions to that plan.

Pursuant to the terms of the Offer Letter, in the event Mr. Maheswaran’s employment with us is terminated for reasons other than death, disability or “cause,” or if he terminates his employment for “good reason”

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COMPENSATION DISCUSSION AND ANALYSIS

within 90 days of an event giving rise to good reason, he will be entitled to 12 months of his annual salary, up to 12 months continued welfare benefits (medical, dental, life and long-term disability insurance), and, except as otherwise provided in the applicable award agreement, 12 months accelerated vesting of any outstanding and unvested equity awards that are subject only to time-based vesting requirements as of the severance date. The terms “cause” and “good reason” are defined in the Offer Letter. These severance benefits are contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment, and Mr. Maheswaran’s agreement and compliance with a one-year post-termination non-competition covenant (which restricts Mr. Maheswaran from being employed by one of the members of the Company’s Peer Group if such company cannot reasonably satisfy the Company that it will preclude and prevent disclosure of the Company’s confidential information).

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then the unvested stock options and other equity based awards (other than Performance-Based Units, described below) generally will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a “change in control,” due to termination of employment by the Company without “cause” or a “constructive termination” of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards, but not including Performance-Based Units granted under the Company’s 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), its 2013 Long-Term Equity Incentive Plan (the “2013 Plan”) and its 2017 Long-Term Equity Incentive Plan (the “2017 Plan”), will become fully vested.

As to our Performance-Based Units awarded in fiscal years 2020 through 2022, and our Relative TSR PSUs awarded in fiscal year 2020 to our CEO, in the event of a change in control in which the Company’s stock ceases to be publicly-traded, the number of units subject to any portion of the award as to which the performance period did not end before the closing of the change in control will become “fixed” based on the Company’s TSR relative to the TSR of the Index (or the Comparison Group, as applicable) for a shortened performance period ending with the change in control. In such circumstances, a prorated portion (based on the portion of the performance period elapsed before the transaction) of the number of units that become fixed on the change in control will accelerate and be paid upon the closing of the transaction. The balance of the units will remain subject to the time-based vesting condition applicable to the awards through the end of the original applicable performance periods (unless the awards were to be terminated in connection with the transaction and not assumed by an acquiring company, in which case these units would also vest on the closing of the transaction). If the executive’s employment terminates in circumstances on or after a change in control that entitle the executive to severance benefits under the Semtech Corporation Executive Change in Control Retention Plan described below or the executive’s offer letter, the time-based vesting conditions applicable to the award would no longer apply and the remaining units subject to the award (after giving effect to the performance measurement on the change in control) would accelerate and become payable on the separation.

The Absolute Stock Price PSUs will terminate in the event of a change in control in which the Company’s stock ceases to be publicly-traded to the extent the awards do not vest, as described above, based on the per-share consideration that the Company’s stockholders become entitled to receive in the transaction.

Deferred Compensation Plan

Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Change in Control Retention Plan

The Compensation Committee believes that providing severance protections to our executive officers should a change in control occur is in the best interests of the Company and our stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. On August 21, 2019, the Compensation Committee adopted the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”) (which replaced the prior Executive Change in Control Retention Plan that would have expired in December 2019). Mr. Maheswaran’s Offer Letter includes severance protections, discussed above. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp has an individual letter agreement and also does not participate in the CIC Plan.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a “change in control” (as defined in the CIC Plan). If the CIC Plan participant’s employment is terminated by the Company other than for “cause” (as defined in the CIC Plan) or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive certain severance benefits. For these purposes, a “change in control window” is defined as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A more detailed description and discussion of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payment or benefit received by a participant in the CIC Plan in connection with a change in control of the Company would have been subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

A more detailed description of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Severance protections for Mr. Maheswaran are provided in his Offer Letter. Mr. Maheswaran’s Offer Letter provides that he would be entitled to certain enhanced severance benefits if, within a “change in control window” (which is defined the same as described for the CIC Plan above), his employment with us is terminated for reasons other than death, disability or “cause,” or if he had terminated his employment for “good reason” within 90 days of an event giving rise to good reason. In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his target annual cash incentive, a prorated annual cash incentive for the fiscal year of the termination, up to 24 months continued welfare benefits (medical, dental, life and long-term disability insurance), accelerated vesting of his unvested Deferred Compensation Plan balance, and except as otherwise provided in the applicable award agreement, full accelerated vesting of any outstanding and unvested equity awards that are subject only to time-based vesting requirements as of the severance date.

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COMPENSATION DISCUSSION AND ANALYSIS

These severance benefits are contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment. In addition, Mr. Maheswaran’s Offer Letter provides that, except as provided in the applicable award agreement, upon a change in control of the Company, all outstanding and unvested performance vesting equity awards shall be deemed to meet the target level of performance for any open performance period, and will remain subject to any time-based vesting requirements (subject to accelerated vesting upon certain terminations of employment as provided above).

We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the CIC Plan to the other NEOs as described above. As described above, Mr. Maheswaran’s Offer Letter also provides severance protections should his employment be terminated in certain circumstances outside of a change in control window.

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, Mr. Maheswaran’s payments and benefits payable in connection with a change in control will either be reduced, but not below zero, as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full, with Mr. Maheswaran paying any Excise Tax due, whichever places Mr. Maheswaran in the better after-tax position.

For more information on our severance and change in control arrangements with the NEOs, including a more detailed description of Mr. Maheswaran’s Offer Letter, please see “Potential Payments on Termination or Change in Control” below in this Proxy Statement.

Other Compensation Policies

Stock Ownership Guidelines and Equity Award Holding Period Requirements

To further our objective of aligning the interests of management with those of our stockholders, the Company maintains stock ownership guidelines for our executive officers. Under these guidelines, each of our executive officers is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the executive, by the executive’s spouse or minor children residing with the executive, or in a trust for estate or tax planning purposes that is revocable by the executive or the executive’s spouse, restricted stock, and restricted stock units) that has a value equal to two times (five times in the case of the CEO) the annual base salary of such executive officer. Our stock ownership guidelines also include equity award holding period requirements such that if an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016. For this purpose, the “net vested shares” generally means the number of shares acquired pursuant to the award less the number of any shares sold or withheld to pay the exercise price of the award (in the case of stock options) or any applicable tax withholding obligations in connection with the exercise, payment or vesting of the award. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines for officers serving as of the adoption of the guidelines. Each of our NEOs has met their required level of equity ownership of the Company under our stock ownership guidelines.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none of our NEOs are employed under the terms of an employment agreement for a fixed term. We do, however, issue written offer letters from time to time to prospective executives that set forth their initial terms of compensation and other material terms including, in the case of Mr. Maheswaran, post-termination severance obligations, in the case of Mr. Beauchamp, acceleration of certain equity awards upon a change in control of the Company, and we provide certain severance protections under the CIC Plan, as described above under “Other Compensation – Severance.”

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COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m) Considerations

Federal income tax law (specifically, Section 162(m) of the U.S. Internal Revenue Code) generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Clawback Policy

The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2022. Respectfully submitted by THE COMPENSATION COMMITTEE

Bruce C. Edwards, Chair         Martin S.J. Burvill        Rodolpho C. Cardenuto         Ye Jane Li

Mr. Burvill was appointed to the Compensation Committee on March 31, 2021.

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. No member of our Compensation Committee during fiscal year 2022 was an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2022, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2022 or currently.

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EXECUTIVE COMPENSATION

The following table presents information regarding compensation of our NEOs for service during fiscal years 2020-2022.

SUMMARY COMPENSATION TABLE – FISCAL YEARS 2020-2022

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Mohan R. Maheswaran (4)	2022	676,423	–	–	–	915,272	75,483	1,667,178
President and Chief Executive Officer	2021	647,000	–	–	–	799,378	73,575	1,519,953
	2020	620,000	–	25,126,480	–	279,000	70,475	26,095,955
Emeka N. Chukwu	2022	427,616	–	2,284,527	–	337,980	50,531	3,100,654
Exec. VP and Chief Financial Officer	2021	410,000	–	1,487,363	–	269,124	50,088	2,216,575
	2020	409,000	–	1,708,750	–	246,000	50,025	2,413,775
Gary M. Beauchamp (6)	2022	417,550	–	1,877,010	–	334,195	25,699	2,654,454
Exec. VP and GM Signal Integrity Products Group	2021	397,203	–	1,205,972	–	304,489	33,474	1,941,138
	2020	358,870	–	1,311,960	–	223,418	24,317	1,918,565
Alistair W. Fulton (5)	2022	380,827	–	1,877,010	–	288,028	39,944	2,585,809
Senior VP and GM, Wireless and Sensing Products Group	2021	346,000	–	1,286,356	–	203,473	37,003	1,872,832
Asaf Silberstein	2022	408,808	–	1,705,408	–	327,180	42,141	2,483,537
Executive VP, WW Operations And Information Technology	2021	400,001	–	1,125,584	–	265,760	41,263	1,832,608
	2020	396,000	–	1,594,836	–	248,000	40,880	2,279,716

(1)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the NEOs in the corresponding fiscal year based on the assumptions set forth in Note 10 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2022 and on the assumptions in similar footnotes to the financial statements included in the Company’s Annual Reports on Form 10-K filed in prior years.

For the Performance-Based Units granted during fiscal years 2020 through 2022, the grant-date values of the awards reported in the Summary Compensation Table above were calculated using a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to the Share-Based Compensation note to the financial statements included in the Company’s Annual Report on Form 10-K for the year in which the awards were granted. If we achieve the highest level of performance under the Performance-Based Units granted in each of those fiscal years (other than the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020 and the Absolute Stock Price PSUs granted to other NEOs in fiscal year 2022), the Performance-Based Units would vest and be paid at 200% of the target level. The Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020 and to other NEOs in fiscal year 2022 cannot vest as to more than 100% of the target number of shares subject to the award. The following tables present, as to each of the Performance-Based Units granted to our NEOs in fiscal years 2022, 2021, and 2020 (other than the Absolute Stock Price PSUs): (a) the grant date fair value of the award calculated using the Monte Carlo simulation pricing model (the value included in the stock award column of the table above as compensation for the NEOs in that year) and (b) the “Maximum Value” of the award as of the grant date calculated by multiplying the number of shares subject to the award that would vest if the highest level of performance was achieved by the closing price of a share of common stock of the Company on the date of grant of the award.

Fiscal Year 2022 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	–	–
Mr. Chukwu	1,023,882	2,047,764
Mr. Beauchamp	808,316	1,616,632
Mr. Fulton	808,316	1,616,632
Mr. Silberstein	754,451	1,508,902

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EXECUTIVE COMPENSATION

Fiscal Year 2021 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	–	–
Mr. Chukwu	671,290	1,342,580
Mr. Beauchamp	544,292	1,088,584
Mr. Fulton	580,570	1,161,140
Mr. Silberstein	508,010	1,016,020

Fiscal Year 2020 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value
	(Based on Monte Carlo Simulation)	Maximum Value
Name	($)	($)
Mr. Maheswaran	9,584,400	17,612,800
Mr. Chukwu	883,150	1,651,200
Mr. Beauchamp	706,520	1,320,960
Mr. Fulton	–	–
Mr. Silberstein	824,276	1,541,120

(1)

The first, second and third tranches of the Performance-Based Units granted in fiscal year 2020 (each consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2020, the two-year period of fiscal years 2020 and 2021, and three-year period of fiscal years 2020, 2021 and 2022) (other than the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020) have been forfeited in their entirety. The first and second tranches of the Performance-Based Units granted in fiscal year 2021 (each consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2021 and the year-year period of fiscal years 2021 and 2022) were determined to vest at a rate of 40.90% and 0%, respectively. The first tranche of the Performance-Based Units granted in fiscal year 2022 (consisting of one-third of the target number of units in the total award and relating to performance during fiscal year 2022) (other than the Absolute Stock Price PSUs granted to our other NEOs in fiscal year 2022) was determined to vest at a rate of 58.82%.

(2)

Amounts set forth in the “Non-Equity Incentive Plan Compensation” column for fiscal year 2022 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(3)

Amounts presented in the “All Other Compensation” column for fiscal year 2022 include Company contributions to our 401(k) plan and our Deferred Compensation Plan for our NEOs, and to a group retirement saving program for Mr. Beauchamp, as indicated in the table below. Amounts presented in the “All Other Compensation” column for Mr. Beauchamp for fiscal year 2022 also include an auto benefit of $8,842 and a medical plan benefit of $2,090.

Employer Contributions to Compensation Plans
Name	401(k) Plan ($)	Deferred Compensation Plan ($)	Group Retirement Saving Program (Canada) ($)
Mr. Maheswaran	7,841	67,642	–
Mr. Chukwu	7,769	42,762	–
Mr. Beauchamp	–	–	14,767
Mr. Fulton	9,478	30,466	–
Mr. Silberstein	9,437	32,705	–

(4)

As discussed in the Compensation Discussion and Analysis above, the fiscal year 2020 stock award for Mr. Maheswaran is intended to represent Mr. Maheswaran’s entire long-term equity incentive award opportunity for fiscal years 2020-2023. The Compensation Committee did not award Mr. Maheswaran a new equity award when the Company’s annual equity awards were granted in fiscal year 2022 or in fiscal year 2023, and does not intend to grant an additional equity award to Mr. Maheswaran before fiscal year 2024. Approximately 85% of the total fiscal year 2020 stock award for Mr. Maheswaran (based on the grant date value of the target number of shares subject to the awards) was subject to absolute and multi-year relative stock price-based vesting requirements.

(5)	Compensation is shown for Mr. Fulton only for fiscal years 2022 and 2021 as he was not a named executive officer prior to fiscal year 2021.

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EXECUTIVE COMPENSATION

(6)

As Mr. Beauchamp is headquartered in Canada and is paid in Canadian Dollars, the amounts reflected under “Base Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” are U.S. Dollar equivalents at the applicable exchange rate between the Canadian Dollar and the U.S. Dollar, which was 0.78243 U.S. Dollars to one Canadian Dollar as of January 30, 2022, for fiscal year 2022, 0.78249 U.S. Dollars to one Canadian Dollar as of January 31, 2021, for fiscal year 2021, and 0.760385 U.S. Dollars to one Canadian Dollar as of January 26, 2020, for fiscal year 2020.

Grants of Plan-Based Awards in Fiscal Year 2022

The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2022. The material terms of each award are described below under “Description of Fiscal Year 2022 Plan-Based Awards.”

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2022 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Maheswaran
Annual Incentive	N/A	233,750	850,000	1,700,000	–	–	–	–	–	–	–
RSU	N/A	–	–	–	–	–	–	–	–	–	–
PSU	N/A	–	–	–	–	–	–	–	–	–	–
Mr. Chukwu
Annual Incentive	N/A	86,000	344,000	602,000	–	–	–	–	–	–	–
RSU	3/9/2021	–	–	–	–	–	–	13,380	–	–	911,713
PSU	3/9/2021	–	–	–	3,345	13,380	26,760	–	–	–	1,023,882
APSU	3/9/2021	–	–	–	–	7,042	–	–	–	–	348,931
Mr. Beauchamp
Annual Incentive	N/A	84,162	336,647	589,131	–	–	–	–	–	–	–
RSU	3/9/2021	–	–	–	–	–	–	10,563	–	–	719,763
PSU	3/9/2021	–	–	–	2,641	10,563	21,126	–	–	–	808,316
APSU	3/9/2021	–	–	–	–	7,042	–	–	–	–	348,931
Mr. Fulton
Annual Incentive	N/A	72,188	288,750	505,313	–	–	–	–	–	–	–
RSU	3/9/2021	–	–	–	–	–	–	10,563	–	–	719,763
PSU	3/9/2021	–	–	–	2,641	10,563	21,126	–	–	–	808,316
APSU	3/9/2021	–	–	–	–	7,042	–	–	–	–	348,931
Mr. Silberstein
Annual Incentive	N/A	82,000	328,000	574,000	–	–	–	–	–	–	–
RSU	3/9/2021	–	–	–	–	–	–	9,859	–	–	671,792
PSU	3/9/2021	–	–	–	2,465	9,859	19,718	–	–	–	754,451
APSU	3/9/2021	–	–	–	–	5,634	–	–	–	–	279,165

Legend
RSU	Time-Based Units	PSU	Performance-Based Units (other than APSUs)
APSU	Absolute Stock Price Performance-Based Units

(1)	All equity awards were made pursuant to the 2017 Plan.

(2)

The Non-Equity Incentive Plan Award granted to Mr. Maheswaran was granted pursuant to the terms of our CEO bonus plan. All Non-Equity Incentive Plan awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to our executives in fiscal year 2023 for their performance in fiscal year 2022. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive’s individual performance and each factor attributed to Company performance is paid at the maximum level. As Mr. Beauchamp is headquartered in Canada, the amounts reflected are for the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 30, 2022, which was 0.78243 U.S. Dollars to one Canadian Dollar.

(3)	These columns represent awards of Performance-Based Units. There is no guaranteed minimum payout for these awards.

(4)	The awards reflected in this column represent Time-Based Units.

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(5)

The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 10 to the financial statements filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2022. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Units included in this table that vest are settled 100% in shares. Also see footnote (1) to the Summary Compensation Table above.

Description of Fiscal Year 2022 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above in the Compensation Discussion and Analysis, we maintain two non-equity incentive plans applicable to our NEOs: our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and business unit performance objectives are met. Under the plans, each NEO has a targeted bonus potential expressed as a percentage of the NEO’s base salary. In fiscal year 2022, payouts to Mr. Maheswaran were based on our non-GAAP operating income, net revenue growth, EPS growth compared to certain peer companies, and our Board’s assessment of his individual performance. For our other NEOs, payouts were based on our non-GAAP operating income and assessments of business unit and individual performance by our CEO and the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2022 under our CEO Bonus Plan and the criteria for assessing performance under our Executive Bonus Plan, and the payouts under these plans for our NEOs for fiscal year 2022, are discussed in detail above in the Compensation Discussion and Analysis. Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2022, we granted three types of equity incentive awards to our NEOs (other than our CEO, who did not receive new equity awards in fiscal year 2021): Time-Based Units (“RSUs”), Performance-Based Units (“PSUs”) and Absolute Stock Price Performance-Based Units (“APSUs”). The material terms of the RSUs, PSUs and APSUs are described in the Compensation Discussion and Analysis under the heading “Summary of our Current Executive Compensation Programs – Equity Incentive Awards.”

All equity awards granted in fiscal year 2022 were granted under, and subject to, the terms and conditions of the 2017 Plan and the award agreements applicable to such awards. The RSUs awarded to our NEOs in fiscal year 2022 vest over three years from the date of their grant. The PSUs awarded to our NEOs in fiscal year 2022 generally vest over three years from the date of their grant based on our percentile ranking against a comparison group of companies based on the companies included in the S&P Semiconductor Select Industry Index at the start of the applicable performance period, when we are ranked against those companies based on TSR performance for the applicable performance period. TSR will be measured for the Company’s fiscal year 2022, fiscal years 2022 and 2023, and fiscal years 2022, 2023 and 2024 for each of the three measurement periods. The APSUs awarded to our NEOs in fiscal year 2022 vest if, during any period of 30 consecutive trading days that commences and ends during a performance period ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00. If a change in control of the Company occurs during the performance period, the APSUs may vest depending on the per-share consideration received in the transaction. Vested RSUs, PSUs and APSUs are payable in an equal number of shares of our common stock.

None of the equity incentive awards granted to our NEOs in fiscal year 2022 entitles the recipient to dividend rights, except that awards of RSUs and PSUs include a right to be credited with dividend equivalents that are subject to the same vesting and payment terms as the underlying units to which they relate. As described more fully under the heading “Potential Payments On Termination or Change in Control” below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive’s termination from the Company or on a change in control of the Company.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2022

The following table presents information regarding the outstanding equity awards held by each NEO as of January 30, 2022:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
3/5/2019 – APSU (3)	–	–	–	–		–	–	224,000	15,193,920
3/5/2019 – PSU (4)	–	–	–	–		–	–	10,000	678,300
3/5/2019 – RSU (5)	–	–	–	–		35,000	2,374,050	–	–
TOTAL						35,000	2,374,050	234,000	15,872,220
MR. CHUKWU
3/9/2021 – APSU (6)	–	–	–	–		–	–	7,042	477,659
3/9/2021 – PSU (4)	–	–	–	–		–	–	8,920	605,044
3/9/2021 – RSU (5)	–	–	–	–		13,380	907,565	–	–
3/3/2020 – PSU (4)	–	–	–	–		–	–	6,852	464,771
3/3/2020 – RSU (5)	–	–	–	–		13,704	929,542	–	–
3/5/2019 – RSU (5)	–	–	–	–		5,000	339,150	–	–
2/23/2016 – NQSO	7,500	–	–	17.51	2/23/2022	–	–	–	–
TOTAL	7,500					32,084	2,176,257	22,814	1,547,474
MR. BEAUCHAMP
3/9/2021 – APSU (6)	–	–	–	–		–	–	7,042	477,659
3/9/2021 – PSU (4)	–	–	–	–		–	–	7,042	477,659
3/9/2021 – RSU (5)	–	–	–	–		10,563	716,488	–	–
3/3/2020 – PSU (4)	–	–	–	–		–	–	5,556	376,863
3/3/2020 – RSU (5)	–	–	–	–		11,112	753,727	–	–
3/5/2019 – RSU (5)	–	–	–	–		3,667	248,733	–	–
TOTAL						25,342	1,718,948	19,640	1,332,181
MR. FULTON
3/9/2021 – APSU (6)	–	–	–	–		–	–	7,042	477,659
3/9/2021 – PSU (4)	–	–	–	–		–	–	7,042	477,659
3/9/2021 – RSU (5)	–	–	–	–		10,563	716,488	–	–
3/3/2020 – PSU (4)	–	–	–	–		–	–	5,926	401,961
3/3/2020 – RSU (5)	–	–	–	–		11,852	803,921	–	–
3/5/2019 – RSU (5)	–	–	–	–		3,334	226,145	–	–
8/22/2018 – RSU (5)	1,250	1,250	–	34.75	3/6/2024	500	33,915	–	–
3/6/2018 – NQSO	–	–	–	–		–	–	–	–
3/6/2018 – RSU (5)	–	–	–	–		3,750	254,363	–	–
TOTAL	1,250	1,250				29,999	2,034,832	20,010	1,357,279
MR. SILBERSTEIN
3/9/2021 – APSU (6)	–	–	–	–		–	–	5,634	382,154
3/9/2021 – PSU (4)	–	–	–	–		–	–	6,573	445,847
3/9/2021 – RSU (5)	–	–	–	–		9,859	668,736	–	–
3/3/2020 – PSU (4)	–	–	–	–		–	–	5,186	351,766
3/3/2020 – RSU (5)	–	–	–	–		10,371	703,465	–	–
3/5/2019 – RSU (5)	–	–	–	–		4,667	316,563	–	–
TOTAL						24,897	1,688,764	17,393	1,179,767

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Legend
NQSO	Stock Options	PSU	Performance-Based Units (other than APSUs)
RSU	Time-Based Units	APSU	Absolute Stock Price Performance-Based Units

(1)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $67.83 (the closing price of the Company’s common stock on January 28, 2022, the last trading day of fiscal year 2022).

(2)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column by $67.83 (the closing price of the Company’s common stock on January 28, 2022, the last trading day of fiscal year 2022).

(3)

Represents the APSUs that remained outstanding and are eligible to vest if, during any consecutive 30-day trading period that commences and ends during the period commencing March 5, 2019 and ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00.

(4)

The PSUs granted in fiscal year 2020 vest based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. The only such PSUs outstanding as of January 30, 2022 were those of Mr. Maheswaran. TSR will be measured for each of the four measurement periods applicable to the award: the Company’s fiscal year 2020, fiscal years 2020 and 2021, fiscal years 2020, 2021 and 2022, and fiscal years 2020, 2021, 2022 and 2023. The first measurement period resulted in the vesting of 0.00% of the target number of units in the first vesting tranche, one-fourth of the target number of units originally granted pursuant to the award, as of the last day of fiscal year 2020. The second measurement period resulted in the vesting of 0.00% of the target number of units in the second vesting tranche, one-fourth of the target number of units originally granted pursuant to the award, as of the last day of fiscal year 2021. The third measurement period resulted in the vesting of 0.00% of the target number of units in the third vesting tranche, one-fourth of the target number of units originally granted pursuant to the award, as of the last day of fiscal year 2022.The amount reported in the table above represents the threshold number of PSUs that are eligible to vest for the fiscal year 2023 measurement period (25%, the threshold level of performance, of one-fourth of the target number of units originally granted pursuant to the award).

The PSUs granted in fiscal year 2021 vest based on our TSR relative to the TSR of the SPDR S&P Semiconductor ETF (NYSE:XSD), which tracks the S&P Semiconductor Select Industry Index. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2021, fiscal years 2021 and 2022, and fiscal years 2021, 2022 and 2023. The first measurement period resulted in the vesting of 40.90% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award as of the last day of fiscal year 2021. The second measurement period resulted in the vesting of 0.00% of the target number of units in the second vesting tranche, one-third of the target number of units originally granted pursuant to the award, as of the last day of fiscal year 2022. The amount reported in the table above represents the threshold number of PSUs that are eligible to vest for the third measurement period under the awards (consisting of fiscal years 2021, 2022, and 2023, respectively; covering one-third of the target number of units originally granted pursuant to the award).

The PSUs granted in fiscal year 2022 vest based on our percentile ranking against a comparison group of companies based on the companies included in the S&P Semiconductor Select Industry Index at the start of the applicable performance period, when we are ranked against those companies based on TSR performance for the applicable performance period. TSR will be measured for each of the three measurement periods applicable to the award: the Company’s fiscal year 2022, fiscal years 2022 and 2023, and fiscal years 2022, 2023 and 2024. The first measurement period resulted in the vesting of 58.82% of the target number of units in the first vesting tranche, one-third of the target number of units originally granted pursuant to the award as of the last day of fiscal year 2022. The amount reported in the table above represents the target number of PSUs that are eligible to vest for the second and third measurement period under the awards (consisting of fiscal years 2022 and 2023 and fiscal years 2022, 2023 and 2024, respectively; each covering one-third of the target number of units originally granted pursuant to the award).

(5)	The Time-Based Units have a time-based vesting schedule and vest in approximately equal annual installments over three or four years as set forth in the following table:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
3/9/2021	3/9/2022	3/9/2023	3/9/2024	–
3/3/2020	3/3/2021	3/3/2022	3/3/2023	–
3/5/2019	3/5/2020	3/5/2021	3/5/2022	–
8/22/2018	8/22/2019	8/22/2020	8/22/2021	8/22/2022
3/6/2018	3/6/2019	3/6/2020	3/6/2021	3/6/2022

(6)

Represents the APSUs that remained outstanding and are eligible to vest if, during any consecutive 30-day trading period that commences and ends during the period commencing March 9, 2021 and ending March 5, 2024, the average per-share closing price of the Company’s common stock equals or exceeds $95.00.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal Year 2022

The following table identifies option awards that were exercised by our NEOs during fiscal year 2022 and other stock awards that vested during fiscal year 2022 that were previously granted to our NEOs:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Maheswaran	90,000	4,174,395	39,167	2,622,056
Mr. Chukwu	13,500	727,808	20,985	1,442,485
Mr. Beauchamp	–	–	15,013	1,034,376
Mr. Fulton	–	–	15,579	1,072,855
Mr. Silberstein	–	–	16,435	1,127,237

(1)

The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation – Fiscal Year 2022

Our NEOs may elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and certain performance-based compensation. Under the Company’s current matching program under the Deferred Compensation Plan, the Company matches, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our Chief Legal Officer, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change in control, or termination of employment. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

Prior to fiscal year 2019, we granted certain RSU awards to our NEOs that provided for payment of any vested units subject to the award to be deferred and not made until six months after the executive’s employment with the Company terminates (referred to as “Ownership Stock Units” or “OSUs”).

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EXECUTIVE COMPENSATION

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during fiscal year 2022, and the total deferred amounts for the NEOs at the end of fiscal year 2022:

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2022

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Mr. Maheswaran	67,642	67,642	(70,375)	–	6,730,430
Mr. Chukwu	42,762	42,762	34,736	(138,404)	3,422,128
Mr. Beauchamp (5)	–	–	–	–	712,215
Mr. Fulton	51,405	30,466	28,750	–	188,908
Mr. Silberstein	61,321	32,705	(336,729)	(102,752)	1,973,334

(1)

These amounts consist of base salary deferred under the Deferred Compensation Plan in fiscal year 2022. Base salary deferrals for each of the NEOs to the Deferred Compensation Plan in fiscal year 2022 were as follows: Mr. Maheswaran, $67,642; Mr. Chukwu, $42,762; Mr. Fulton, $51,405; and Mr. Silberstein, $61,321. All of these amounts have been included in the “Base Salary” column of the “Summary Compensation Table – Fiscal Years 2020-2022” above.

(2)

All of the amounts reported as “Registrant Contributions in the Last Fiscal Year” reflect Company matching contributions that are also included in the “All Other Compensation” column of the “Summary Compensation Table – Fiscal Years 2020-2022” above.

(3)

These amounts consist of earnings credited under the Deferred Compensation Plan for fiscal year 2022 with respect to deferrals made under that plan and the appreciation in value during fiscal year 2022 (after the date of vesting of the units) of OSUs. No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the “Summary Compensation Table – Fiscal Years 2020-2022” above.

(4)

These amounts consist of the NEO’s fiscal year-end balance under the Deferred Compensation Plan as well as the fiscal year-end value of the executive’s vested OSUs (the payment of which is delayed until six months after the executive’s employment with the Company terminates). Deferred Compensation Plan balances include unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the “Aggregate Balance at Last Fiscal Year End” column for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables and with the value of OSUs included in the year of grant of those units based on the grant date fair value of the award.

The Deferred Compensation Plan balance for each of the NEOs at the end of fiscal year 2022 was as follows: Mr. Maheswaran, $6,730,430; Mr. Chukwu, $3,422,128; Mr. Fulton, $188,908; and Mr. Silberstein, $1,973,334. The value of vested OSUs held by each of the NEOs at the end of fiscal year 2022 was as follows: Mr. Maheswaran, $1,268,421; Mr. Chukwu, $759,696; Mr. Beauchamp, $712,215; and Mr. Silberstein $569,772. These values are based on a value of $67.83 per share, which was the closing price of the Company’s common stock on January 28, 2022, the last trading day of fiscal year 2022.

(5)	Mr. Beauchamp does not participate in the Deferred Compensation Plan because he is a Canadian resident.

Potential Payments On Termination or Change in Control

Executive Change in Control Retention Arrangements

We maintain the CIC Plan. The CIC Plan is designed to provide incentives for eligible executive officers to exert maximum efforts for the Company’s success, and to retain those persons, even in the face of a potential “change in control” of the Company (as defined in the CIC Plan). The Compensation Committee administers the CIC Plan. Eligible persons under the CIC Plan are limited to certain executives of the Company who are designated by the Compensation Committee as eligible to participate in the CIC Plan. Mr. Maheswaran’s Offer Letter includes certain severance protections, discussed below. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp has an individual letter agreement and also does not participate in the CIC Plan.

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EXECUTIVE COMPENSATION

Under the CIC Plan, a “change in control” is generally defined to include any of the following: (1) an acquisition by any individual, entity or group of more than 30% of the outstanding shares of the Company’s common stock or the outstanding voting securities of the Company (provided that if such an acquisition was specifically approved in advance by the Board, the reference to “30%” in this clause (1) shall instead be “50%”); (2) certain majority changes in the Board; (3) certain reorganizations, mergers, dispositions, or consolidations of the Company, or certain sales of substantially all of the Company’s assets; and (4) a dissolution or liquidation of the Company.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a change in control. If the CIC Plan participant’s employment is terminated by the Company other than for “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive specified severance benefits. The severance benefits that would be provided in these circumstances to each of our Named Executive Officers who is a CIC Plan participant are as follows:

(1)

a cash severance benefit equal to (A) one times the sum of the participant’s annual base salary rate (at the highest annual rate during the six-month period prior to the change in control) plus the participant’s target bonus amount (equal to the greater of the target bonus for the fiscal year in which the participant’s employment with the Company terminates or the immediately preceding fiscal year), and (B) a pro-rata target bonus (based on the portion of the year the participant was employed by the Company) for the fiscal year in which the participant’s employment with the Company terminates;

(2)	payment or reimbursement of the participant’s premiums to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)

unless otherwise provided for in the applicable award agreement or the participant’s CIC Plan participation agreement, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a change in control (as described below)).

The CIC Plan generally defines a “change in control window” as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A CIC Plan participant’s right to receive the severance benefits under the CIC Plan described above is contingent on the participant providing a general release of claims in favor of the Company and the participant complying with a one-year post-termination non-competition covenant.

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payments or benefits to be received by a participant in the CIC Plan in connection with a change in control of the Company would be subject to any Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

Under the CIC Plan, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement or a participant’s CIC Plan participation agreement, as to any then

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EXECUTIVE COMPENSATION

outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above).

Unless extended by the Board or the Compensation Committee, the CIC Plan will automatically terminate on August 24, 2024, provided that (i) if a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control is entered into before August 24, 2024, the term of the CIC Plan will not terminate earlier than the first anniversary of the date the definitive agreement is entered into or (ii) if a change in control occurs during the term of the CIC Plan then in effect, the term of the CIC Plan will not terminate earlier than the second anniversary of such change in control. The Company (acting through the Board or the Compensation Committee) may amend or terminate the CIC Plan at any time, but no amendment or termination that occurs within a change in control window will apply to a participant until the later of (a) the expiration of such change in control window or (b) three months after the Compensation Committee provides the participant with written notice of such amendment or termination, unless the participant consents to the amendment or termination or the amendment or termination does not adversely affect the participant.

Mr. Maheswaran’s Offer Letter

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Instead, Mr. Maheswaran is entitled to certain severance benefits in connection with a termination of his employment under the circumstances described below pursuant to the terms of his Offer Letter. In the event Mr. Maheswaran’s employment with the Company is terminated for reasons other than his death, disability or “cause” (as defined in the Offer Letter), or if he terminates his employment for “good reason” (as defined in the Offer Letter) within 90 days of an event giving rise to good reason, Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)	a cash severance benefit equal to 12 months of his annual salary;

(2)	12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage; and

(3)

unless otherwise provided in the applicable award agreement, 12 months accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions as of the severance date (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions as of the severance date).

In the event Mr. Maheswaran’s employment by the Company is terminated under the circumstances described above and such termination of employment occurs during a “change in control window” (as defined in the Offer Letter), Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)

a cash severance benefit equal to (A) two times the sum of his annual base salary rate plus his target bonus (each as in effect on the date of his termination of employment), and (B) a pro-rata target bonus (based on the portion of the year Mr. Maheswaran was employed by the Company) for the fiscal year in which his employment with the Company terminates;

(2)	24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

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(4)

unless otherwise provided for in the applicable award agreement or the Offer Letter, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a “change in control” (as described below)).

For purposes of the Offer Letter, the terms “change in control” and “change in control window” have the same meanings as provided under the CIC Plan.

Mr. Maheswaran’s right to receive the severance benefits described above is contingent on him providing a general release of claims in favor of the Company and, in the case of an involuntary termination outside a change in control window, complying with a one-year post-termination non-competition covenant (which restricts Mr. Maheswaran from being employed by one of the members of the Company’s Peer Group if such company cannot reasonably satisfy the Company that it will preclude and prevent disclosure of the Company’s confidential information).

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would be subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

The Offer Letter provides that, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards under the severance provisions of the Offer Letter as described above).

Mr. Beauchamp’s Letter Agreement

As noted above, Mr. Beauchamp does not participate in the CIC Plan. He has entered into a letter agreement with the Company, as amended May 26, 2021, that provides if a “change in control” of the Company occurs prior to September 1, 2024, any outstanding and unvested equity award will fully vest (with performance-based awards deemed to vest as to the “target” number of shares or units for any open performance periods, except as otherwise provided in the applicable award agreement). Mr. Beauchamp is not entitled to any severance benefits, except as provided by applicable law.

For purposes of Mr. Beauchamp’s letter agreement, the term “change of control” has the same meaning as provided under the CIC Plan.

Equity Awards

Awards (including stock options, restricted stock and Time-Based Units, but not Performance-Based Units) under the 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), the 2013 Long-Term Equity Incentive Plan (the “2013 Plan”), and the 2017 Long-Term Equity Incentive Plan (the “2017 Plan”) generally vest on an accelerated basis if, within 12 months following a “change in control,” the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or “disability” (as defined in the award agreement), Performance-Based Units will continue to be eligible to vest following the

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termination of employment; provided, however, that any Performance-Based Units that would vest at the end of the performance period based on attainment of the performance criteria will be prorated based on the number of whole months of participation in the performance period before the death or disability. Performance-Based Units and other awards are also subject to accelerated vesting pursuant to the terms of the CIC Plan, Mr. Maheswaran’s Offer Letter or Mr. Beauchamp’s letter agreement, as applicable. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events with respect to the Company, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan, the 2013 Plan and the 2017 Plan will vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate.

The Performance-Based Units are subject to a performance measurement and do not automatically convert to the “target” number of shares in connection with a change in control (even if the awards are to be terminated in connection with the change in control), notwithstanding the provisions of the CIC Plan, Mr. Maheswaran’s Offer Letter and Mr. Beauchamp’s letter agreement. For a discussion of the treatment of the PSU Awards in connection with a change in control, see “Change in Control Benefits – Equity Plan Change in Control Benefits” in the Compensation Discussion and Analysis section above. For a discussion of the treatment of the Absolute Stock Price PSUs granted to Mr. Maheswaran in fiscal year 2020, see “Equity Incentive Awards – Fiscal Year 2020 CEO Annual Equity Incentive Award” in the Compensation Discussion and Analysis section above. For a discussion of the treatment of the Absolute Stock Price PSUs granted in fiscal year 2022, see “Equity Incentive Awards – Fiscal Year 2022 Annual Equity Incentive Awards” in the Compensation Discussion and Analysis section above.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following events: attainment of “normal retirement age” (as defined in the Deferred Compensation Plan), death, “disability” (as defined in the Deferred Compensation Plan), or involuntary termination of employment within 18 months of a “change in control” (as defined in the Deferred Compensation Plan).

Death Benefit

The Company owns life insurance policies on the lives of certain of its executives, including Messrs. Maheswaran and Chukwu. In connection with these arrangements, the Company has agreed that if Messrs. Maheswaran or Chukwu dies while employed by the Company, the Company will pay to the executive’s beneficiary or estate a death benefit of $250,000.

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Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming occurrence on January 30, 2022. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 30, 2022

	Benefits per Offer Letter
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Benefits ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Voluntary Resignation	–	–	–	–	–	–
Resignation For Good Reason or Termination Without Cause (1)	680,000	–	30,689	1,187,025	–	1,897,714
Termination For Cause	–	–	–	–	–	–
Death	–	–	–	–	250,000	250,000
Change In Control (1)	–	–	–	2,374,050	–	2,374,050
Certain Terminations In Connection With a Change In Control (1)	1,360,000	2,550,000	61,378	–	–	3,971,378

(1)

The Change in Control presentations assume that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by Mr. Maheswaran were to accelerate on a change in control that occurred on the last day of fiscal year 2022, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 28, 2022, the last trading day of its fiscal year 2022, was $67.83. The value of the unvested shares underlying the restricted stock unit awards held by Mr. Maheswaran at the end of the fiscal year has been included based on that closing price. We estimated that none of the Performance-Based Units (including the Absolute Stock Price PSUs) held by Mr. Maheswaran at the end of the fiscal year would vest, based on the performance metrics associated with the awards and the closing price for a share of the Company’s common stock on January 28, 2022, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations. Accordingly, no value has been included for these awards in the table above.

If Mr. Maheswaran’s equity awards had been assumed and continued following a change in control, and then his employment had terminated in circumstances entitling him to severance benefits at the end of fiscal year 2022 in connection with a change in control pursuant to his Offer Letter, his equity awards would not have vested on the change in control but would have vested in connection with such termination of his employment (as to Performance-Based Units, with performance-based vesting measured based on actual performance through the change in control). The value of the equity awards that would have accelerated in these circumstances had such a termination of employment occurred at the end of fiscal year 2022 would have been the same value that would have accelerated had a change in control occurred at that time and the awards been terminated in connection with the change in control transaction ($2,374,050, calculated as described in the preceding paragraph).

If Mr. Maheswaran’s employment had terminated in circumstances entitling him to severance benefits at the end of fiscal year 2022 but not in connection with a change in control pursuant to his Offer Letter, the value of his Time-Based Units that would have vested in these circumstances would have been $1,187,025 (determined by multiplying the unvested shares underlying the awards that would have accelerated by $67.83, the closing price of the Company’s common stock on the last trading day of fiscal year 2022).

(2)	If Mr. Maheswaran died while employed by the Company, his estate would receive a death benefit of $250,000 pursuant to a life insurance policy maintained by the Company.

(3)

Pursuant to the terms of his Offer Letter, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax (a “280G Cutback”) or be paid in full

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(with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Maheswaran would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2022.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Beauchamp, Fulton and Silberstein (the “Other Executives”) would be entitled to receive from the Company on a termination of their employment under the circumstances described above or on a change in control event, assuming occurrence on January 30, 2022. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and the particular NEO may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 30, 2022

Reason for Termination	Base Salary ($)	Bonus ($)	Welfare Benefits ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Termination Without Cause
Mr. Chukwu	–	–	–	–	–	–
Mr. Beauchamp (4)	121,154	–	–	–	–	121,154
Mr. Fulton	–	–	–	–	–	–
Mr. Silberstein	–	–	–	–	–	–
Death or Disability
Mr. Chukwu	–	–	–	–	250,000	250,000
Mr. Beauchamp	–	–	–	–	–	–
Mr. Fulton	–	–	–	–	49,062	49,062
Mr. Silberstein	–	–	–	–	–	–
Change In Control (1)
Mr. Chukwu	–	–	–	2,532,144	–	2,532,144
Mr. Beauchamp	–	–	–	1,999,907	–	1,999,907
Mr. Fulton	–	–	–	2,315,791	–	2,315,791
Mr. Silberstein	–	–	–	1,951,010	–	1,951,010
Certain Terminations In Connection With a Change In Control (1)
Mr. Chukwu	430,000	688,000	30,689	–	–	1,148,689
Mr. Beauchamp (4)	121,154	–	–	–	–	121,154
Mr. Fulton	385,000	577,500	30,689	–	49,062	1,042,251
Mr. Silberstein	410,000	656,000	30,689	–	–	1,096,689

(1)

The change in control presentations assume that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding (except as provided in Mr. Beauchamp’s change in control letter agreement described above).

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control that occurred on the last day of fiscal year 2022, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 28, 2022, the last trading day of its fiscal year 2022, was $67.83. The value of the unvested shares underlying the restricted stock unit awards held by the Named Executive Officer at the end of the fiscal year has been included based on that closing price. We estimated as of January 30, 2022 (the last day of the Company’s fiscal year 2022), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that the Performance-Based Units held by the Named

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Executive Officers on that date would vest as follows: the awards granted on March 5, 2019 (fiscal year 2020) were estimated to vest at 0% of the target number of shares subject to the awards, the awards granted on March 3, 2020 (fiscal year 2021) were estimated to vest at 0% of the target number of shares subject to the awards, and the awards granted on March 9, 2021 (fiscal year 2022) were estimated to vest at 58.82%. Accordingly, no value for the Performance-Based Units awarded in fiscal years 2020 or 2021 has been included in the table above and the values included in the table above for the Performance-Based Units awarded in fiscal year 2022 reflects the 58.82% of the target number of units subject to the award that would have vested had the change in control occurred at the end of fiscal year 2022 multiplied by the January 28, 2022 closing price of a share of the Company’s common stock. If the Name Executive Officer’s equity awards had been assumed and continued following a change in control, and then the executive’s employment had terminated in circumstances entitling the executive to severance benefits pursuant to the CIC Plan at the end of fiscal year 2022 (as to the executives who participate in that plan), the executive’s equity awards would not have vested on the change in control (except as to Mr. Beauchamp’s awards which would vest on the change in control pursuant to his May 2021 letter agreement described above) but would have vested in connection with such termination of his employment (as to Performance-Based Units, with performance-based vesting measured based on actual performance through the change in control). The value of the Named Executive Officer’s equity awards that would have accelerated in these circumstances had such a termination of employment occurred at the end of fiscal year 2022 would have been the same value that would have accelerated had a change in control occurred at that time and the awards been terminated in connection with the change in control transaction (calculated as described in the preceding paragraph).

(2)

For Mr. Fulton, the amount in this column reflects the vesting of unvested Company matching contributions under the Deferred Compensation Plan, and for Mr. Chukwu, the amount in this column reflects the death benefit that would be paid to his estate in the event of his death while employed by the Company pursuant to a life insurance policy maintained by the Company.

(3)

Pursuant to the terms of the CIC Plan, if any payment or benefit received by a Named Executive Officer participating in that plan in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent the executive from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with the executive paying any Excise Tax due), whichever places the executive in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that the Named Executive Officers participating in the CIC Plan would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2022.

(4)

Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law. The base salary severance amount included above equals 15 weeks of Mr. Beauchamp’s weekly rate of base salary as in effect on January 31, 2021, which we estimate is the minimum statutory severance Mr. Beauchamp would have been entitled to receive in the event his employment had been terminated by the Company without cause and with at least eight weeks advance notice on January 30, 2022. This amount, as reflected in the table above, is the U.S. Dollar equivalent at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 30, 2022, which was 0.78243 U.S. Dollar to one Canadian Dollar.

CEO PAY-RATIO DISCLOSURE

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2022 was $1,667,178 and the median of the total fiscal year 2022 compensation of all of our employees (excluding our CEO) was $88,122. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2022 to the median of the total fiscal year 2022 compensation of all of our employees (excluding our CEO) to be 19 to 1.

We identified the median employee by taking into account the total cash compensation paid for fiscal year 2022 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on January 30, 2022, the last day of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for fiscal year 2022, and we did not annualize the compensation for any employees who were not employed by us for all of fiscal year 2022. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for fiscal year 2022 was determined using the same rules that apply to reporting the compensation of our

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Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

•	2017 Long-Term Equity Incentive Plan (the “2017 Plan”)

•	2013 Long-Term Equity Incentive Plan (the “2013 Plan”)

•	2008 Long-Term Equity Incentive Plan (the “2008 Plan”)

•	Long-Term Stock Incentive Plan (the “1998 Plan”)

The Company’s 2017 Plan was approved by the Company’s stockholders on June 15, 2017. The 2013 Plan, 2008 Plan and 1998 Plan were also approved by the Company’s stockholders. However, no new awards can be granted under the 2013 Plan, under the 2008 Plan, or under the 1998 Plan.

The following table sets forth information with respect to shares of Company common stock that may be issued under our equity compensation plans as of January 30, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)
Equity compensation plans approved by security holders	2,535,592	$40.17	5,492,803	(3)
Total	2,535,592	$40.17	5,492,803

(1)

Includes the maximum number of shares potentially issuable in connection with Performance-Based Unit awards. This number also includes 15,838 shares that are subject to options granted under the 2013 and 2017 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options granted under the 2017 Plan, and for purposes of determining the number of shares available for award grant purposes under the 2017 Plan, are subject to the share-counting ratio for “full-value awards.”

(2)

Outstanding restricted stock awards, Time-Based Unit awards, Performance-Based Unit awards and OSUs do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options.

(3)

All of these shares of our common stock remain available for future issuance under our 2017 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance-Based Unit awards, executive ownership restricted stock unit awards, stock bonuses, and other stock awards authorized under the 2017 Plan. Shares issued in respect of any “full-value award” granted under the 2017 Plan (generally, a “full-value award” is an award other than a stock option or stock appreciation right) are counted against the overall 2017 Plan share limit as 2.6 shares for every one share issued in connection with such award. Any shares subject to a stock option, and 2.6 times the number of shares subject to a full-value award, granted under the 2013 Plan, the 2008 Plan, or the 1998 Plan that expires, or for any reason is cancelled or terminated, also become available for award grant purposes under the 2017 Plan. This number of shares does not include the additional shares that will be available for grant if stockholders approve the amendment to the 2017 Plan described in Proposal Number 4.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

– reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 30, 2022 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP;

– discussed with Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

– received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Deloitte & Touche LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 30, 2022 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James T. Lindstrom, Chair	Saar Gillai	Paula LuPriore	Sylvia Summers

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as the Company’s principal accountant to perform independent audit services for fiscal year 2023.

Ratification of the appointment of the independent registered public accounting firm is not required by our Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any point during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

✓	The Board recommends a vote FOR the ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023

Independent Registered Public Accounting Firm

In connection with the audit of our financial statements for the fiscal year ended January 30, 2022, we entered into an engagement letter with Deloitte which set forth the terms for Deloitte’s performance of the audit services.

During fiscal year 2022, each new audit and non-audit engagement of Deloitte was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by Deloitte and has concluded that Deloitte’s performance of these services is compatible with the auditor’s independence.

The following table sets forth the aggregate fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for fiscal years 2022 and 2021, and for audit and non-audit services rendered by Deloitte for those years:

	Fiscal Year 2021	Fiscal Year 2022
Audit Fees	$1,996,823	$2,156,774
Audit-Related Fees	–	–
Tax Fees:
Tax Compliance Fees	448,522	461,099
Other Tax Fees	157,709	98,073
All Other Fees	–	–
Total	$2,603,054	$2,715,946

The amounts set forth in the table above include amounts paid to Deloitte as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by Deloitte.

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Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s quarterly reports on Form 10-Q.

This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Tax Fees.

Tax Compliance Fees. This category includes fees for assistance with tax return preparation, tax compliance, and transfer pricing.

Other Tax Fees. This category includes fees for assistance with tax consulting services in connection with international entity formation and operation and consulting regarding assessment of new tax rules and regulations.

All Other Fees. This category includes fees for services not captured in the above categories.

Policy on Audit Committee Pre-Approval

of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during fiscal years 2021 and 2022.

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ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

(Proposal Number 3)

As required by Section 14A of the Exchange Act we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as a “say-on-pay” vote.

As described more fully in the Compensation Discussion and Analysis, the Company’s executive compensation program is designed to align the interests of our executives with the interests of our stockholders, hold our executives accountable for performance, and attract, retain and motivate qualified and high-performing executives. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of annual incentives and long-term incentives. The compensation of our Named Executive Officers identified in our 2021 Proxy Statement received the support of approximately 96% of the votes cast on our say-on-pay proposal at our June 2021 annual meeting. We maintained our executive compensation philosophy, focused on performance-based compensation with rigorous goals, in fiscal year 2022 and did not adjust any of the goals established under our executive compensation programs despite the impact of the global pandemic.

For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our Named Executive Officers.

✓	The Board recommends a vote FOR the advisory resolution to approve executive compensation

The Company’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2023 Annual Meeting of Stockholders.

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN

(Proposal Number 4)

General

At our 2017 Annual Meeting, our stockholders approved the Semtech Corporation 2017 Long-Term Equity Incentive Plan (the “2017 Plan”). At the Annual Meeting, stockholders will be asked to approve an amendment to and restatement of the 2017 Plan, which amendment was adopted, subject to stockholder approval, by the Board of Directors on April 21, 2022.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2017 Plan are an important attraction, retention and motivational tool for participants in the plan.

The Company’s policy has been to provide equity compensation to a significant portion of its worldwide workforce. We believe this is an important component of our business strategy to invest heavily in our human resources and talent. We rely upon our workforce to define, design and market high-performance analog and mixed-signal semiconductor products, resulting in a team of experienced engineers who combine industry expertise with advanced semiconductor design expertise to meet customer requirements and enable our customers to get their products to market rapidly. During the past fiscal year, approximately 62% of our non-executive professional employees received an equity grant as part of their compensation. For employees at the executive level, we believe that having a significant part of compensation be delivered through equity grants is an effective tool for aligning the interests of stockholders and management and for incentivizing the accomplishment of key long-term business objectives.

The 2017 Plan replaced the Semtech Corporation 2013 Long-Term Equity Incentive Plan (the “2013 Plan”), under which no new awards may be granted. Awards also remain outstanding under, but no new awards may be granted pursuant to, the Semtech Corporation 2008 Long-Term Equity Incentive Plan, the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (collectively and together with the 2013 Plan, the “Prior Plans”). As of March 25, 2022, a total of 4,797,937 shares of the Company’s common stock were then available for new award grants under the 2017 Plan. Our authority to grant new awards under the other Prior Plans previously terminated.

The Board of Directors approved the amendment and restatement of the 2017 Plan based, in part, on a belief that the number of shares currently available under the 2017 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The amended and restated 2017 Plan includes the following amendments:

•

Increase in Share Limit. The proposed amended and restated 2017 Plan would increase the aggregate number of shares of the Company’s common stock available for award grants under the 2017 Plan by 2,400,000 shares. In addition, and as described below, the 2017 Plan currently provides that shares issued under the plan in respect of a “full-value award” (generally, any award granted under the plan other than a stock option or stock appreciation right) will count against the plan’s total share limit as 2.6 shares for every one share actually issued in connection with such award. The proposed amended and restated 2017 Plan would change this 2.6:1 ratio to 2.17:1 effective as of the date of stockholder approval of this proposal.

•

Counting Shares Withheld on Full-Value Awards. Currently, the 2017 Plan provides that shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2017 Plan, as well as any shares exchanged by a participant or

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withheld by the Company to satisfy the tax withholding obligations related to any award granted under the 2017 Plan, will not be available for subsequent awards under the 2017 Plan. The proposed amended and restated 2017 Plan would retain this provision as to stock options and stock appreciation rights, but would provide that shares that are exchanged by a participant, or withheld by the Company, on or after the date of stockholder approval of this proposal as full or partial payment in connection with any full-value award granted under the 2017 Plan, as well as any shares exchanged by a participant or withheld by the Company on or after the date of stockholder approval of this proposal to satisfy the tax withholding obligations related to any full-value award granted under the 2017 Plan, will not count against the 2017 Plan’s share limit and will be available for subsequent awards under the 2017 Plan.

•

Extension of Plan Term. The Company’s authority to grant new awards under the 2017 Plan, as currently in effect, is scheduled to expire on April 25, 2027. The proposed amended and restated 2017 Plan would extend the Company’s ability to grant new awards under the plan through April 21, 2032.

•

Removal of Limit on Certain Types of Awards; Section 162(m) of the U.S. Internal Revenue Code. The Tax Cut and Jobs Act of 2017 removed the performance-based compensation deductibility exception under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). Given this change in the tax code, the proposed amended and restated 2017 Plan would remove certain limits from the plan on the maximum number of options, stock appreciation rights, and performance-based awards that may be granted in any fiscal year to any one participant since those limits had previously been included to satisfy the requirements of Section 162(m). Furthermore, provisions of the 2017 Plan that provided flexibility to grant performance-based compensation intended to satisfy the compensation deductibility exception under Section 162(m) of the Code have been removed from the plan since that deductibility exception is no longer applicable to any new award grant. The Company may continue to grant performance-based awards under the 2017 Plan; only the provisions related to the performance-based compensation exception of Section 162(m) have been removed since that exception no longer applies to new award grants.

The Company continually evaluates the amount of its equity grants and attempts to balance, through stock buybacks, the amount of dilution resulting to other stockholders. Equity award amounts and related metrics are evaluated under and in relation to industry equity practices as defined by applicable standards and guidelines of third-party proxy advisory services.

We currently anticipate that the additional new shares that would be authorized for grant under the proposed amendment and restatement of the 2017 Plan (2,400,000 new shares), together with the shares currently available for new award grants under the 2017 Plan, will provide us with sufficient flexibility to continue equity awards under the 2017 Plan for approximately the next three years (assuming usual levels of shares becoming available for new award grants as a result of forfeitures of outstanding awards and reserving sufficient shares to cover potential payment of performance-based awards at maximum levels). Our estimate allows a small margin for unplanned business events. We believe that an estimated three-year allowance is an appropriate balance between giving stockholders more frequent opportunity to authorize our long-term equity plan and the Company’s ability to manage plan stability and administration. However, it is impossible to predict the exact period of years over which we will grant awards covering the total number of shares that will be available under the 2017 Plan. The total number of shares that we award in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in compensation practices at our competitors or in the market generally, changes in the number of our employees, changes in the number of our directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need

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to attract, retain and incentivize key talent, the type of awards we grant, and our decisions on how we choose to balance total compensation between cash and equity-based awards.

If stockholders do not approve the proposed amendment and restatement of the 2017 Plan, the Company will continue to have the authority to grant awards under the 2017 Plan terms as currently in effect (without giving effect to the proposed amendment and restatement).

Summary Description of the 2017 Long-Term Equity Incentive Plan

The principal terms of the 2017 Plan, as proposed to be amended and restated, are summarized below. The following summary is qualified in its entirety by the full text of the 2017 Plan, as proposed to be amended and restated, which appears as Exhibit A to this Proxy Statement.

Purpose. The purpose of the 2017 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board of Directors, one or more committees appointed by our Board of Directors, or one or more officers of the Company appointed by our Board of Directors or a committee comprised solely of directors, will administer the 2017 Plan. Our Board of Directors has delegated general administrative authority for the 2017 Plan to the Compensation Committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2017 Plan. (The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2017 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, determine the circumstances in which performance-based goals will be adjusted and the nature and impact of such adjustment, determine that no delayed vesting or exercise is required (subject to the minimum vesting requirement described below), or determine the conditions under which awards may accelerate, and to accelerate or extend the vesting or exercisability or extend (subject, in the case of stock options and stock appreciation rights, to the maximum term of such awards under the plan) the term of any or all outstanding awards;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2017 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•

to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2017 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant

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to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2017 Plan; and

•	to construe and interpret the 2017 Plan, make rules for the administration of the 2017 Plan, and make all other determinations for the administration of the 2017 Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the 2017 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 1,146 officers and employees of the Company and its subsidiaries (including all of the Company’s Named Executive Officers), and each of the nine members of the Board who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”), and approximately 92 consultants to the Company or any of its subsidiaries, are considered eligible under the 2017 Plan.

Aggregate Share Limit. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards (including past award grants) under the 2017 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•

19,359,122 shares (which is the sum of (i) 12,100,000 shares, as included in the current 2017 Plan Share Limit, plus (ii) 4,863,122 shares, which is the number of shares that had been available for additional award grant purposes under the 2013 Plan as of June 15, 2017 (the date stockholders initially approved the 2017 Plan) and that became available for award grants under the 2017 Plan in connection with the adoption of the 2017 Plan and the termination of the authority to grant new awards under the 2013 Plan, plus (iii) the 2,400,000 additional shares if stockholders approve the proposed amendment and restatement of the 2017 Plan), plus

•

the number of any shares subject to stock options (that are not full-value awards) granted under any of the Prior Plans and outstanding as of June 15, 2017 which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus

•

2.6 times (to reflect the premium share-counting rule for “full-value awards” discussed below) the number of any shares subject to restricted stock, restricted stock unit, or any other full-value awards granted under any of the Prior Plans that are outstanding and unvested as of June 15, 2017 which are forfeited, terminated, cancelled, or otherwise reacquired after that date without having become vested (except that the 2.6 multiplier will, if stockholders approve the proposed amendment and restatement of the 2017 Plan, be reduced to 2.17 as to any restricted stock, restricted stock unit, or other full-value award granted under the Prior Plans that is forfeited, terminated, cancelled or otherwise reacquired on or after the date of stockholder approval of this proposal).

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)

As of March 25, 2022, 4,797,937 shares were available within the existing Share Limit for additional award grant purposes under the 2017 Plan (which includes 867,639 shares subject to awards granted under the Prior Plans that have become available for new awards under the 2017 Plan pursuant to the foregoing provisions through that date, and determined before taking into account the proposed 2,400,000 share increase in the Share Limit). As previously noted, no new awards may be granted under the Prior Plans.

Currently, any shares issued in respect of any “full-value award” granted under the 2017 Plan will be counted against the Share Limit as 2.6 shares for every one share actually issued in connection with the award. For example, if the Company granted a bonus of 100 shares of its common stock under the 2017 Plan, 260 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2017 Plan other than a stock option or stock appreciation right (and also includes certain options and stock appreciation rights granted to non-U.S. employees as described below under “Types of Awards”). If stockholders approve the proposed amendment and restatement of the 2017 Plan, any shares of the Company’s common stock issued under the 2017 Plan in respect of a full-value award granted under the 2017 Plan on or after the date of shareholder approval of this proposal will count against the Share Limit as 2.17 shares for every one share actually issued in connection with such award. Shares issued in respect of a stock option or stock appreciation right granted under the 2017 Plan will continue to count against the Share Limit on a one-for-one basis (except for those certain options and stock appreciation rights granted to non-U.S. employees which must be counted as full-value awards as described below under “Types of Awards”).

Additional Share Limits. The following other limits are also contained in the 2017 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full-value awards discussed above.

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 12,100,000 shares. For clarity, any shares delivered in respect of an incentive stock option granted under the 2017 Plan also count against (and are not in addition to) the Share Limit described above.

•

The maximum grant date fair value for awards granted to a Non-Employee Director under the 2017 Plan during any one calendar year is $250,000, except that this limit will be $350,000 as to (1) a Non-Employee Director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new Non-Employee Director for the calendar year in which the Non-Employee Director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

Share-Limit Counting Rules. The Share Limit of the 2017 Plan is subject to the following rules:

•

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2017 Plan will not be counted against the Share Limit and will be available for subsequent awards under the 2017 Plan (with any full-value awards becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards, as such ratio was in effect at the time of grant of the award and used for purposes of initially counting such shares against the Share Limit). For example, if a restricted stock unit award as to 1,000 shares was granted under the 2017 Plan when the full-value award ratio in effect under the plan was 2.6:1 (such that 2,600 shares were initially

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counted against the Share Limit with respect to such award), if such award is later forfeited without any portion having become vested, 2,600 shares will become available for subsequent awards under the plan.

•

Currently, shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2017 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award granted under the 2017 Plan, will not be available for subsequent awards under the 2017 Plan. The proposed amended and restated 2017 Plan would retain this provision as to stock options and stock appreciation rights, but would provide that shares that are exchanged by a participant, or withheld by the Company, on or after the date of stockholder approval of this proposal as full or partial payment in connection with any full-value award granted under the 2017 Plan, as well as any shares exchanged by a participant or withheld by the Company on or after the date of stockholder approval of this proposal to satisfy the tax withholding obligations related to any full-value award granted under the 2017 Plan, will not count against the 2017 Plan’s share limit and will be available for subsequent awards under the 2017 Plan (with such shares becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards, as such ratio was in effect at the time of grant of the award and used for purposes of initially counting such shares against the Share Limit).

•	Shares repurchased on the market will not be available for subsequent awards under the 2017 Plan.

•

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will be available for subsequent awards under the 2017 Plan (with any full-value awards becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards, as such ratio was in effect at the time of grant of the award and used for purposes of initially counting such shares against the Share Limit).

•

In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 10,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 217 shares shall be counted against the Share Limit after giving effect to the premium share-counting rule discussed above for full-value awards.)

•

In the event that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2017 Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right or stock option relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares (taking into account any shares withheld to satisfy any applicable exercise or base price of the award and any shares withheld to satisfy any applicable withholding obligations in connection with such exercise), 100,000 shares shall be counted against the Share Limit with respect to such award.)

In addition, the 2017 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2017 Plan. The Company may not increase the applicable share limits of the 2017 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

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Types of Awards. The 2017 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2017 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant.

Except as noted in the following sentence, the maximum term of an option is six (6) years from the date of grant. For stock option awards made to Company employees serving with the Company, or with a subsidiary, outside the United States, the Administrator may approve a stock option that has a maximum term longer than six years, if applicable tax laws in the location of the recipient unduly penalize the recipient or impose unfavorable tax consequences for options with a six-year term. However, any shares issued in connection with an award having a maximum term longer than six years will count against the applicable share limits of the Plan as a full-value award. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2017 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2017 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is six years from the date of grant (except in the case of certain grants to employees outside of the United States as described above for stock options and provided that any such grant will be treated as a full-value award for purposes of the applicable 2017 Plan share limits).

The other types of awards that may be granted under the 2017 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock) or similar rights to purchase or acquire shares, dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2017 Plan (including awards of stock options and stock appreciation rights) may, subject to the minimum vesting requirement described below, be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Minimum Vesting Requirement. Except as provided in the next sentence, each award granted under the 2017 Plan will be subject to a minimum vesting period of one year. Awards may be granted under the 2017 Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of the Company’s common stock subject to such awards will not exceed 5% of the Share Limit.

Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards

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under the 2017 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of common stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2017 Plan that is subject to vesting requirements, no dividend equivalent payment will be made as to a portion of an award unless the related vesting conditions of that portion of an award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards. If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2017 Plan will not automatically become fully vested pursuant to the provisions of the 2017 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2017 Plan are to be terminated in such circumstances (without being assumed, substituted, exchanged or otherwise continued or settled), such awards would generally become fully vested (with any performance goals applicable to the award in each case being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2017 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments On Termination or Change in Control” above in this Proxy Statement.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.6 of the 2017 Plan, awards under the 2017 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2017 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The 2017 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2017 Plan and Outstanding Awards. The Board of Directors may amend or terminate the 2017 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)

may be approved by stockholders, the authority to grant new awards under the 2017 Plan, as proposed to be amended and restated, will terminate on April 21, 2032. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder. The minimum vesting requirement under the 2017 Plan, as described above, does not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in any circumstances it determines to be appropriate.

U.S. Federal Income Tax Consequences of Awards under the 2017 Plan

The U.S. federal income tax consequences of the 2017 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2017 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2017 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m), aggregate compensation in excess of $1,000,000 paid to certain covered employees will not be deductible by the Company.

Specific Benefits under the 2017 Long-Term Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the proposed amendment and restatement of the 2017 Plan. The Company is not currently considering any other specific award grants under the 2017 Plan, other than the annual grants of restricted stock units to our Non-Employee Directors described in the following paragraph. If the proposed amendment and restatement of the 2017 Plan had been in existence in fiscal 2022, the Company expects that its award grants for fiscal 2022 would not have been substantially different from those actually made in that year under the 2017 Plan. For information regarding stock-based awards granted to the Company’s Named Executive Officers during fiscal 2022, see the material under the headings “Compensation Discussion and Analysis” and “Executive Compensation” above.

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)

As described under the heading “Director Compensation” above, our current compensation policy for Non-Employee Directors provides for each Non-Employee Director to receive an annual award of stock-settled restricted stock units, with the number of shares subject to each award to be determined by dividing $90,000 by the closing price of our common stock on the Nasdaq Stock Market on the grant date (or the last trading day preceding such date if the grant date is not a trading day) as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $70.42 (which was the closing market price for a share of the Company’s common stock as of March 25, 2022), the number of shares that would be allocated to the Company’s nine Non-Employee Directors as a group pursuant to the annual grant formula over the ten-year term of the 2017 Plan, as proposed to be amended and restated, is approximately 115,020. This figure represents the aggregate number of shares that would be subject to the annual grants under the Non-Employee Director equity grant program for calendar years 2022 through 2031 (the ten remaining years in the term of the 2017 Plan, assuming the proposed amendment and restatement of the 2017 Plan is approved and each award is made on July 1) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be nine eligible directors seated, and that there are no changes to the awards granted under the Non-Employee Director equity grant program.

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The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the proposed amendment and restatement of the 2017 Plan. The 2017 Plan and the Prior Plans are the Company’s only equity compensation plans (other than the plans assumed in connection with the acquisition of Sierra Monolithics, Inc. in December 2009 (the “Assumed Plans”)).

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock unit and performance stock unit awards granted under the 2017 Plan, the Prior Plans and the Assumed Plans, that were subject to outstanding stock options granted under the 2017 Plan, the Prior Plans and the Assumed Plans (with the weighted average exercise price and remaining term of those awards), and that were then available for new award grants under the 2017 Plan as of January 30, 2022 and as of March 25, 2022. In this proposal to amend and restate the 2017 Plan, the number of shares of the Company’s common stock subject to restricted stock unit or performance stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards and before applying the provisions of the 2017 Plan for counting these awards against the plan’s share limit as 2.6 shares for every share actually issued pursuant to the award. For performance stock unit awards, the number of shares presented is based on the “target” level of performance.

	As of January 30, 2022	As of March 25, 2022
Shares subject to outstanding restricted stock unit awards (1)	2,001,071 (of which 1,913,546 were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans)	1,975,680 (of which 1,888,155 were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans)
Shares subject to outstanding performance stock unit awards	416,910 (all of which were outstanding under the 2017 Plan)	542,309 (all of which were outstanding under the 2017 Plan)
Shares subject to outstanding stock options (2)	117,611 (with a weighted-average exercise price of $40.17 and a weighted-average remaining term of 2.4 years; of which, options as to 91,398 shares were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans)	109,261 (with a weighted-average exercise price of $41.67 and a weighted-average remaining term of 2.5 years; of which, options as to 90,548 shares were outstanding under the 2017 Plan and the balance were outstanding under the Prior Plans)
Shares available for new award grants	5,492,803 (all of which were available under the 2017 Plan)	4,797,937 (all of which were available under the 2017 Plan)

(1)

As of January 30, 2022 and as of March 25, 2022, 174,414 shares were subject to cash-settled restricted stock unit awards, of which 56,549 were outstanding under the 2017 Plan and 117,865 were outstanding under the Prior Plans. These cash-settled restricted stock unit awards are not included in the table above.

(2)

As of January 30, 2022 and as of March 25, 2022, 117,611 and 109,261 shares, respectively, were subject to outstanding stock options that have a term of ten (10) years. Such stock options were granted with a ten-year term in accordance with applicable local foreign laws. Accordingly, these stock options were counted against the applicable share limits of the Prior Plans as full-value awards.

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 66,263,016 shares issued and outstanding in fiscal year 2020; 65,207,734 shares issued and outstanding in fiscal year 2021; and 64,661,630 shares issued and outstanding in fiscal year 2022. The number of shares of the Company’s common stock issued and outstanding to date (as of March 25, 2022) was 64,093,966.

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“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted to employees under the 2017 Plan in each of the last three fiscal years, and to date (as of March 25, 2022) for fiscal year 2023, are as follows:

•

1,519,684 shares in fiscal year 2020 (which was 2.3% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2020), of which 933,684 shares were subject to restricted stock unit awards, 586,000 shares were subject to performance stock unit awards, and zero shares were subject to stock options;

•

1,059,337 shares in fiscal year 2021 (which was 1.6% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2021), of which 922,113 shares were subject to restricted stock unit awards, 137,224 shares were subject to performance stock unit awards, and zero shares were subject to stock options;

•

903,699 shares in fiscal year 2022 (which was 1.4% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2022), of which 767,083 shares were subject to restricted stock unit awards, 136,616 shares were subject to performance stock unit awards, and zero shares were subject to stock options; and

•

291,422 shares in fiscal year 2023 through March 25, 2022 (which was 0.5% of the number of shares of the Company’s common stock issued and outstanding on March 25, 2022), of which 166,023 shares were subject to restricted stock unit awards, 125,399 shares were subject to performance stock unit awards, and zero shares were subject to stock options.

Thus, the total number of shares of the Company’s common stock subject to awards granted to employees under the 2017 Plan per year over the last three fiscal years (2020, 2021 and 2022) has been, on average, 1.5% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year. Performance-based vesting awards have been included above in the fiscal year in which the award was granted based on the “target” level of performance. The actual number of shares subject to restricted stock and restricted stock unit awards that included performance-based vesting requirements and that became eligible to vest each fiscal year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 60,231 in fiscal 2020, 114,682 in fiscal 2021, 16,011 in fiscal 2022 and zero to date (as of March 25, 2022) in fiscal 2023. The total number of shares of Company common stock subject to stock-settled restricted stock units granted pursuant to our compensation policy for Non-Employee Directors was 12,456 shares in fiscal year 2020, 12,898 shares in fiscal year 2021, 11,898 shares in fiscal year 2022, and zero shares in fiscal year 2023 through March 25, 2022 (all of which are included in the applicable Burn Rate information set forth in the bullet points immediately preceding this paragraph).

The total number of shares of our common stock that were subject to awards granted under the Prior Plans that terminated or expired, and thus became available for new award grants under the 2017 Plan, in each of the last three fiscal years, and to date (as of March 25, 2022) in 2023, are as follows: 82,546 in fiscal year 2020, 5,948 in fiscal year 2021, 1,500 in fiscal year 2022, and zero in fiscal year 2023. Shares subject to awards under the Prior Plans that terminated or expired and became available for new award grants under the 2017 Plan have been included when information is presented in this proposal on the number of shares available for new award grants under the Prior Plans.

The closing market price for a share of the Company’s common stock as of March 25, 2022 was $70.42 per share.

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)

Aggregate Past Grants Under the Plan

As of March 25, 2022, awards covering 5,929,404 shares of our common stock had been granted under the 2017 Plan. This number of shares includes shares subject to awards under the Prior Plans or the 2017 Plan that expired or terminated without having been exercised and paid and became available for new award grants under the 2017 Plan, as well as shares that were withheld to cover the exercise price or tax withholding obligations in connection with an award under the Prior Plans or 2017 Plan and became available for new award grants under the 2017 Plan. This number of shares, as well as the number of shares subject to past awards and outstanding and unvested awards in the table below, is presented as to performance-based and time-based vesting RSU awards based on the “maximum” number of shares subject to the award at the date of grant. The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises, and RSUs vesting prior to that date, and option and unvested RSU holdings as of that date.

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	STOCK OPTIONS				RESTRICTED STOCK/UNITS
	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of March 25, 2022		Number of Shares/ Units Subject to Past Awards	Number of Shares/ Units Vested as of March 25, 2022	Number of Shares/Units Outstanding and Unvested as of March 25, 2022
Name and Position			Exercisable	Unexercisable
Named Executive Officers:
Mohan R. Maheswaran
President and Chief Executive Officer	–	–	–	–	685,000	276,578	281,500
Emeka N. Chukwu
Exec. VP and Chief Financial Officer	–	–	–	–	175,925	75,715	70,535
Gary M. Beauchamp
Exec. VP and GM Signal Integrity Products Group	–	–	–	–	137,175	51,188	62,589
Alistair W. Fulton
VP and GM, Wireless and Sensing Products Group	5,000	2,500	2,500	–	130,276	46,365	63,030
Asaf Silberstein
Executive VP, WW Operations And Information Technology	–	–	–	–	141,918	58,227	58,704
Total for All Current Named Executive Officers as a Group (5 persons):	5,000	2,500	2,500	–	1,270,294	508,073	536,358
Rockell N. Hankin	–	–	–	–	7,242	5,920	1,322
Martin S.J. Burvill	–	–	–	–	2,287	965	1,322
Rodolpho C. Cardenuto	–	–	–	–	5,001	3,679	1,322
Bruce C. Edwards	–	–	–	–	7,242	5,920	1,322
Saar Gillai	–	–	–	–	5,001	3,679	1,322
Ye Jane Li	–	–	–	–	7,242	5,920	1,322
James T. Lindstrom	–	–	–	–	7,242	5,920	1,322
Paula LuPriore	–	–	–	–	2,287	965	1,322
Sylvia Summers	–	–	–	–	7,242	5,920	1,322
Total for all Current Non-Executive Directors as a Group (9 persons):	–	–	–	–	50,786	38,888	11,898
Each other person who has received 5% or more of the options, warrants or rights:	–	–	–	–	–	–	–
All employees, including all current officers who are not executive officers or directors, as a group:	276,894	160,281	61,385	26,663	4,326,430	2,136,116	1,882,208
Total	281,894	162,781	63,885	26,663	5,647,510	2,683,077	2,430,464

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APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)

Equity Compensation Plan Information

See the details in the section “Securities Authorized for Issuance Under Equity Compensation Plans” above.

Vote Required for Approval of the Amendment and Restatement of the 2017 Long-Term Equity Incentive Plan

The Board of Directors believes that the adoption of the proposed amendment and restatement of the 2017 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2017 Plan and thus have a personal interest in the approval of the proposed amendment and restatement of the 2017 Plan.

Approval of the proposed amendment and restatement of the 2017 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but are not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of this proposal.

✓	The Board recommends a vote FOR the approval of the Amendment and Restatement of the 2017 Long-Term Equity Incentive Plan as described above and set forth in Exhibit A

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QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

The Board is furnishing this Proxy Statement in connection with its solicitation of proxies to be voted at the 2022 Annual Meeting of Stockholders to be held at the Sonesta Select Camarillo hotel, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 9, 2022 at 11:00 a.m., Pacific Time, or at any adjournments or postponements thereof.

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1	To elect ten directors to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Martin S.J. Burvill
Mr. Rodolpho C. Cardenuto
Mr. Bruce C. Edwards
Mr. Saar Gillai
Mr. Rockell N. Hankin
Ms. Ye Jane Li
Mr. James T. Lindstrom
Ms. Paula LuPriore
Mr. Mohan R. Maheswaran
Ms. Sylvia Summers
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2023.	For ratification for fiscal year 2023
3	To adopt an advisory resolution to approve executive compensation.	For the approval of our executive compensation
4	To consider and act on a proposal to amend and restate the Semtech Corporation 2017 Long-Term Equity Incentive Plan.	For the approval of the amendment and restatement of the Semtech Corporation 2017 Long-Term Equity Incentive Plan

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “How will voting on any other business be conducted?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a “Notice of Internet Availability of Proxy Materials” (“Notice”) instead of a printed copy of this Proxy Statement and our Annual Report, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy of our proxy materials including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

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QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Who is entitled to vote?

Stockholders as of the close of business on April 14, 2022 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

What does it mean if I get more than one Notice or set of proxy materials?

It means that you hold shares registered in more than one account. You must submit your proxy or voting instructions for each account for which you have received a Notice or set of proxy materials to ensure that all of your shares are voted.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting. See above under “Attending the 2022 Annual Meeting of Stockholders” for information regarding attending the Annual Meeting in person.

Record holders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or mail as instructed on the proxy card if you requested and received printed copies of the proxy materials. If you will be voting by mail, indicate your voting instructions on the enclosed proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

If you hold Semtech shares in “street name”: If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal Number 1, “FOR” Proposal Number 2, “FOR” Proposal Number 3 and “FOR” Proposal Number 4.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The ratification of the appointment of the independent registered public accounting firm (Proposal Number 2) is considered routine under applicable rules of the New York Stock Exchange, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal Number 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal Number 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

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QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy card or submitting another proxy using the Internet or by telephone (your latest Internet or telephone voting instructions will be followed). You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on June 8, 2022.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

What constitutes a quorum?

As of the Record Date, 63,466,933 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company’s Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the ten nominees who receive the most votes cast in favor of their election, even if less than a majority, will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

However, as described below, and as set forth in the Company’s Corporate Governance Guidelines, available under the “Investors” section at the Company’s website www.semtech.com, the Company has adopted a director resignation policy for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors).

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote on the matter will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the failure of the director to receive a majority of votes in favor of his or her election, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

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The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2, 3, and 4. Our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Notwithstanding the vote required by our Bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

How are the votes counted?

For Proposal Number 1, you may vote “For” or “Withhold” with respect to each director nominee. Broker-non votes are not counted as a vote cast and therefore will have no impact on the outcome of Proposal Number 1.

For Proposals Number 2, 3 and 4, you may vote “For,” “Against” or “Abstain.” Abstentions will be counted as a vote “Against” each of Proposals Number 2, 3 and 4. Broker non-votes will be counted as a vote “Against” each of Proposals Number 3 and 4. We do not expect any broker non-votes on Proposal Number 2.

How will voting on any other business be conducted?

Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

Who will count the vote?

We have appointed Computershare Trust Company, N.A. to tabulate the votes and act as inspector of election at the Annual Meeting. In the event that Computershare Trust Company, N.A. is unable to act as independent inspector of election, our Corporate Secretary will act in such role.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company’s Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

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QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Copies of the Company’s SEC filings are also available under the “Investors” section of the Company’s website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Company’s Secretary.

How many copies of the Notice, this Proxy Statement and the Annual Report will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Notice, and for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement and Annual Report, to multiple security holders sharing the same address. This is commonly referred to as “householding.” We will, however, deliver promptly a separate copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, to a security holder at a shared address to which a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, was delivered, on written or oral request. Requests for copies of the Notice, or this Proxy Statement and the Annual Report, as applicable, or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their broker, bank, or other nominee to request information about householding.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a Current Report on Form 8-K to be filed with the SEC and which we will make available on our website at www.semtech.com under “Investors.”

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC. We make available free of charge, either by direct access on our website or a link to the SEC’s website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

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OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

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EXHIBIT A

SEMTECH CORPORATION

2017 LONG-TERM EQUITY INCENTIVE PLAN

(as Amended and Restated April 21, 2022)

1.	PURPOSE OF PLAN

The purpose of this Semtech Corporation 2017 Long-Term Equity Incentive Plan (this “Plan”) of Semtech Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1.

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2.	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the

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authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)

grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required (subject to the Minimum Vesting Requirement of Section 5.1.5), establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances and subject to the Minimum Vesting Requirement of Section 5.1.5), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)

construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)

accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum six-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

(g)

adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)

determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

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(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no-repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3.

Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4.

Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5.

Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6.	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1.

Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

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4.2.	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to:

(1)	19,359,122 shares of Common Stock, plus

(2)

the number of any shares subject to stock options (that are not Full-Value Awards) granted under any of the Semtech Corporation 2013 Long-Term Equity Incentive Plan, the Semtech Corporation 2008 Long-Term Equity Incentive Plan, the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (collectively, the “Prior Plans”) and outstanding as of June 15, 2017, the date of the initial stockholder approval of this Plan (the “Stockholder Approval Date”), which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus

(3)

the number of any shares subject to restricted stock, restricted stock unit and other Full-Value Awards granted under any of the Prior Plans that are outstanding and unvested on the Stockholder Approval Date that, after the Stockholder Approval Date, are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested (with any one share subject to such forfeited, terminated cancelled or reacquired portion of any such award increasing the Share Limit by 2.6 shares (or as to any such award forfeited, terminated, cancelled or reacquired on or after the Amendment Approval Date (as defined below), 2.17 shares) based on the Full-Value Award ratio specified below).

provided that in no event shall the Share Limit exceed 20,435,403 shares (which is the sum of (i) the 19,359,122 shares set forth in clause (1) above, plus (ii) 867,639 shares, which is the number of shares that had become available for grant purposes under this Plan pursuant to clauses (2) and (3) above as of March 25, 2022, plus (iii) the aggregate number of shares subject to stock options previously granted and outstanding under the Prior Plans as of March 25, 2022, plus (iv) 2.6 times (to reflect the Full-Value Award ratio in effect as of March 25, 2022) the aggregate number of shares subject to restricted stock, restricted stock unit and other Full-Value Awards previously granted and outstanding under the Prior Plans as of March 25, 2022.

Shares issued in respect of any “Full-Value Award” granted under this Plan before the date that stockholders approve this amendment to and restatement of the Plan (the “Amendment Approval Date”) shall be counted against the foregoing Share Limit as 2.6 shares for every one share issued in connection with such award. Shares issued in respect of any “Full-Value Award” granted under this Plan on or after the Amendment Approval Date shall be counted against the foregoing Share Limit as 2.17 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan after the Amendment Approval Date, 217 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant (other than a stock option or a stock appreciation right described in Section 5.7).

4.3.	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 12,100,000 shares.

(b)

Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the

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grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $250,000; provided that this limit is $350,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.3(b), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4.	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)

Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan (with any such shares originally counted against the Share Limit based on the Full-Value Award ratio specified in Section 4.2 restoring the Share Limit after applying the Full-Value Award ratio in effect at the time of the grant of the award and used to initially count such shares against the Share Limit).

(b)

Except as provided in the next sentence, shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant, or withheld by the Corporation, on or after the Amendment Approval Date as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries on or after the Amendment Approval Date to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan (with any such shares restoring the Share Limit after applying the Full-Value Award ratio in effect at the time of the grant of the award and used to initially count such shares against the Share Limit).

(c)	The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

(d)

To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan (with any such shares originally counted against the Share Limit based on the Full-Value Award ratio specified in Section 4.2

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restoring the Share Limit after applying the Full-Value Award ratio in effect at the time of the grant of the award and used to initially count such shares against the Share Limit ).

(e)

In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 10,000 dividend equivalent rights are granted after the Amendment Approval Date and outstanding when the Corporation pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 217 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit).

(f)

To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right or stock option relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares (taking into account any shares withheld to satisfy any applicable exercise or base price of the award and any shares withheld to satisfy any applicable withholding obligations in connection with such exercise), 100,000 shares shall be charged against the Share Limit with respect to such award.)

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Sections 7 and 8.10. The share limits of Section 4.3 shall be applied on a one-for-one basis without applying the Full-Value Award premium counting rule taken into account in determining the Share Limit.

4.5.

No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1.

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1.

Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be six (6) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for

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the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2.

Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3.

Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be six (6) years.

5.1.4.

Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

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5.1.5.

Minimum Vesting Requirement. Except as provided in the next sentence, each award granted under this Plan shall be subject to a minimum vesting requirement of one year (the “Minimum Vesting Requirement”). Awards may be granted under this Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of Common Stock subject to such awards shall not exceed 5% of the Share Limit.

5.2.

Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3.

Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4.

Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.5.

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market

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value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6.	Transfer Restrictions.

5.6.1.

Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2.

Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3.	Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.7.

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable

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EXHIBIT A

sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency. A stock option or stock appreciation right may be granted under such a sub-plan that has a maximum term longer than six (6) years, provided that any shares issued in respect of such an award with a maximum term longer than six (6) years shall count against the applicable share limits of this Plan as a Full-Value Award.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1.

General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2.

Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) medical leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3.

Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1.	Adjustments.

(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other

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EXHIBIT A

securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)

Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2.	Corporate Transactions—Assumption and Termination of Awards.

(a)

Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)	For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues

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EXHIBIT A

after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)

The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1.	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan

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EXHIBIT A

or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2.

No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3.

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4.

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5.

Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)

The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment; or

(b)

The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

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EXHIBIT A

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6.	Effective Date, Termination and Suspension, Amendments.

8.6.1.

Effective Date. This Plan is effective as of April 26, 2017, the date of its initial approval by the Board. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on April 21, 2032. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2.

Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3.	Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4.

Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.2. The Minimum Vesting Requirement shall not limit or restrict the Administrator’s discretion to accelerate, or to provide in the applicable award agreement for the acceleration of, the vesting of any award in any circumstances it determines to be appropriate.

8.6.5.

Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7.

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

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EXHIBIT A

8.8.	Governing Law; Severability.

8.8.1.

Choice of Law. Unless otherwise expressly provided by the Administrator with respect to a particular award, this Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2.	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9.

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10.

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11.

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12.

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

Semtech Corporation 2022 Proxy Statement  |  A-15

EXHIBIT A

8.13.

Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14.

Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

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EXHIBIT B

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. As used in this Proxy Statement, “non-GAAP EPS” means non-GAAP diluted earnings per share, and “non-GAAP gross margins” means our gross margin determined in accordance with GAAP but without taking share-based compensation into account.

Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s financial condition and results of operations. These non-GAAP financial measures are adjusted to exclude the items identified above because such items are either operating expenses that would not otherwise have been incurred by the Company in the normal course of the Company’s business operations, or are not reflective of the Company’s core results over time. These excluded items may include recurring as well as non-recurring items, and no inference should be made that all of these adjustments, charges, costs or expenses are unusual, infrequent or non-recurring. For example: certain restructuring and integration-related expenses (which consist of employee termination costs, facility closure or lease termination costs, and contract termination costs) may be considered recurring given the Company’s ongoing efforts to be more cost effective and efficient; certain acquisition and disposition-related adjustments or expenses maybe deemed recurring given the Company’s regular evaluation of potential transactions and investments; and certain litigation expenses or dispute settlement charges or gains (which may include estimated losses for which the Company may have established a reserve, as well as any actual settlements, judgments, or other resolutions against, or in favor of, the Company related to litigation, arbitration, disputes or similar matters, and insurance recoveries received by the Company related to such matters) may be viewed as recurring given that the Company may from time to time be involved in, and may resolve, litigation, arbitration, disputes, and similar matters.

Notwithstanding that certain adjustments, charges, costs or expenses may be considered recurring, in order to provide meaningful comparisons, the Company believes that it is appropriate to exclude such items because they are not reflective of the Company’s core results and tend to vary based on timing, frequency and magnitude.

These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s comparable financial performance between periods. In addition, the Company’s management generally excludes the items noted above when managing and evaluating the performance of the business.

The following tables present reconciliations of non-GAAP gross margins, non-GAAP EPS and non-GAAP operating income for fiscal 2022:

	Fiscal Year Ended
	January 30, 2022	January 31, 2021
Gross Margin–GAAP	62.9%	61.1%
Share-based compensation	0.4%	0.4%
Adjusted Gross Margin (Non-GAAP)	63.3%	61.5%

Semtech Corporation 2022 Proxy Statement  |  B-1

EXHIBIT B

	Fiscal Year Ended
(in thousands, except per share data)	January 30, 2022	January 31, 2021
GAAP net income attributable to common stockholders	$125,664	$59,903
Adjustments to GAAP net income attributable to common stockholders:
Share-based compensation	51,189	52,986
Intangible amortization	4,942	8,265
Other	1,573	8,608
Total Non-GAAP adjustments before taxes	57,704	69,859
Associated tax effect	(10,040)	(13,792)
Equity in net gains of equity method investments	(2,115)	(329)
Total of supplemental information, net of taxes	45,549	55,738
Non-GAAP net income attributable to common stockholders	$171,213	$115,641
GAAP diluted earnings per share	$1.92	$0.91
Adjustments per above	$0.69	$0.84
Non-GAAP diluted earnings per share	$2.61	$1.75

	Fiscal Year Ended
(in thousands)	January 30, 2022	January 31, 2021
Operating Income–GAAP	$145,017	$74,956
Share-based compensation	51,189	52,986
Intangible amortization	4,942	8,265
Other	1,644	3,328
Adjusted Operating Income (Non-GAAP)	$202,792	$139,535

B-2  |  Semtech Corporation 2022 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., (Eastern Time), on June 8, 2022.
Online Go to www.investorvote.com/SMTC or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Martin S.J. Burvill	☐	☐	02 - Rodolpho C. Cardenuto	☐	☐	03 - Bruce C. Edwards	☐	☐
	04 - Saar Gillai	☐	☐	05 - Rockell N. Hankin	☐	☐	06 - Ye Jane Li	☐	☐
	07 - James T. Lindstrom	☐	☐	08 - Paula LuPriore	☐	☐	09 - Mohan R. Maheswaran	☐	☐
	10 - Sylvia Summers	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023.	☐	☐	☐	3.	Advisory resolution to approve executive compensation.	☐	☐	☐

4.	Proposal to approve amendment and restatement of the Semtech Corporation 2017 Long-Term Equity Incentive Plan.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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Semtech Corporation 2022 Annual Meeting of Stockholders

June 9, 2022, 11:00 a.m. Pacific Time

Sonesta Select Camarillo hotel

4994 Verdugo Way, Camarillo, California 93012

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.investorvote.com/SMTC

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – June 9, 2022

Mohan R. Maheswaran and Emeka N. Chukwu, or each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 9, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of the director nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

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